      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1997


                                                      REGISTRATION NO. 333-21545

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  PC411, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

                DELAWARE                                    7375                                   95-4463937
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                  Identification Number)

                          9800 S. LA CIENEGA BOULEVARD
                        INGLEWOOD, CALIFORNIA 90301-4440
                                 (310) 645-1114
         (Address, Including Zip Code, and Telephone Number, Including
                 Area Code, of Registrant's Executive Offices)
                         ------------------------------

                                 DEAN R. EAKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PC411, INC.
                            9800 S. LA CIENEGA BLVD.
                            INGLEWOOD, CA 90301-4440
                                 (310) 645-1114
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                               Agent for Service)
                         ------------------------------

                                WITH A COPY TO:

            JOEL J. GOLDSCHMIDT, ESQ.                             STEVEN WASSERMAN, ESQ.
        Morse, Zelnick, Rose & Lander, LLP                      Bernstein & Wasserman, LLP
                 450 Park Avenue                                     950 Third Avenue
             New York, New York 10022                            New York, New York 10022
                  (212) 838-1177                                      (212) 826-0730
               (212) 838-9190 (FAX)                                (212) 371-4730 (FAX)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  PC411, INC.
                             CROSS-REFERENCE SHEET
               (SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
              REQUIRED BY ITEMS 1 THROUGH 23, PART I OF FORM SB-2)


                       ITEM AND CAPTION IN FORM SB-2                             LOCATION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------

1.         Front of SB-2 Registration Statement and Outside
             Cover Page of Prospectus...........................  Outside Front Cover Page

2.         Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front Cover Page; Outside Back Cover Page;
                                                                    Available Information

3.         Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors

4.         Use of Proceeds......................................  Prospectus Summary; Use of Proceeds

5.         Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Risk Factors;
                                                                    Underwriting

6.         Dilution.............................................  Risk Factors; Dilution

7.         Selling Security Holders.............................  *

8.         Plan of Distribution.................................  Outside Front Cover Page; Inside Front Cover Page;
                                                                    Underwriting

9.         Legal Proceedings....................................  Business

10.        Directors, Executive Officers, Promoters and Control
             Persons............................................  Risk Factors; Management

11.        Security Ownership of Certain Beneficial Owners and
             Management.........................................  Risk Factors; Management; Principal Stockholders

12.        Description of Securities............................  Description of Securities; Underwriting

13.        Interests of Named Experts and Counsel...............  Legal Matters

14.        Disclosure of Securities and Exchange Commission
             Position on Indemnification for Securities Act
             Liabilities........................................  Risk Factors; Management; Underwriting

15.        Organization within Last Five Years..................  The Company; Certain Transactions

16.        Description of Business..............................  Summary; Management's Discussion and Analysis of
                                                                    Financial Condition and Results of Operation;
                                                                    Business

17.        Management's Discussion and Analysis of Plan of
             Operation..........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations

18.        Description of Property..............................  Prospectus Summary; Management's Discussion and
                                                                    Analysis of Financial Condition; Business

                       ITEM AND CAPTION IN FORM SB-2                             LOCATION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
19.        Certain Relationships and Related Party
             Transactions.......................................  The Company; Certain Transactions

20.        Market for Common Equity and Related Stockholder
             Matters............................................  Outside Front Cover Page of Prospectus; Summary; Risk
                                                                    Factors; Dividend Policy; Underwriting

21.        Executive Compensation...............................  Management

22.        Financial Statements.................................  Financial Statements

23.        Changes and Disagreements with Accountants on
             Accounting and Financial Disclosure................  Not Applicable


* Not Applicablle

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 9, 1997


                                1,150,000 UNITS

PROSPECTUS

                                     [LOGO]

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                       AND ONE REDEEMABLE CLASS A WARRANT

                           --------------------------


    This Prospectus relates to the offering (the "Offering") of 1,150,000 units (the "Units") by PC411, Inc., a Delaware corporation (the "Company"), each Unit consisting of one share (each a "Share" and collectively, the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), and one Redeemable Class A Warrant (the "Warrants"). The Units, the Shares and the Warrants are sometimes hereinafter collectively referred to as the "Securities." The Shares and the Warrants included in the Units are detachable and will trade separately immediately upon issuance. Each Warrant entitles the registered holder thereof (a "Warrantholder") to purchase one share of Common Stock at an initial exercise price equal to $6.00 at any time during the period commencing one (1) year from the effective date of this Prospectus and terminating four (4) years thereafter (the "Warrant Exercise Period"). The Warrant exercise price is subject to adjustment under certain circumstances. All, but not less than all, of the Warrants are subject to redemption by the Company, at $0.01 per Warrant, at any time during the Warrant Exercise Period on thirty (30) days prior written notice to the Warrantholders if the per share closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market equals or exceeds $8.75 for any twenty
(20) consecutive trading days ending within five (5) days of the notice of redemption.



    Prior to the Offering, there has been no public market for the Units, the Common Stock or the Warrants and there can be no assurance that such a market will develop after completion of the Offering or, if developed, that it will be sustained. It is presently anticipated that the initial public offering price per Unit will be $5.25. For the method of determining the initial public offering price of the Units and the terms of the Warrants, see "Risk Factors", "Description of Securities" and "Underwriting." Application has been made to list the Units, Shares and the Warrants on the Nasdaq SmallCap Market under the symbols PCFRU, PCFR and PCFRW, respectively.


   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING        PROCEEDS TO
                                                            PRICE TO PUBLIC       DISCOUNT(1)          COMPANY(2)
Per Unit.................................................          $                   $                   $
Total(3).................................................          $                   $                   $

(1) Does not include additional compensation payable to Biltmore Securities, Inc. (the "Underwriter") in the form of a non-accountable expense allowance, an advisory fee, a warrant solicitation fee and options to purchase Units. See "Underwriting" for information concerning indemnification and contribution arrangements with, and compensation payable to, the Underwriter.

(2) Before deducting estimated expenses of approximately $680,000 payable by the Company, including the non-accountable expense allowance payable to the Underwriter.

(3) The Company has granted to the Underwriter an option (the "Over-Allotment Option"), exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 172,500 additional Units upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $         ,
    $         and $         , respectively. See "Underwriting."

    The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by its counsel and subject to certain other conditions, including the right of the Underwriter to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Units offered hereby will be made against payment at the offices of Biltmore Securities, Inc., Ft. Lauderdale,
Florida, on or about             , 1997.

                           BILTMORE SECURITIES, INC.

               The date of this Prospectus is             , 1997

[This page contains a graphic depicting the PC411 FOR WINDOWS search screen]

PC411, Inc. owns the PC411-Registered Trademark- service mark. All other tradenames, trademarks and service marks appearing in this Prospectus are the property of their respective holders.

IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET.
SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES 1,650,000 SHARES OF COMMON STOCK OUTSTANDING AFTER GIVING EFFECT TO (I) THE CONVERSION OF THE OUTSTANDING SHARES OF THE SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE "PREFERRED STOCK") INTO 8,626 SHARES OF COMMON STOCK, (II) THE SUBSEQUENT STOCK SPLIT OF 172.7336 FOR 1 AND THE CONTRIBUTION OF 632,390 SHARES OF COMMON STOCK TO THE COMPANY BY CERTAIN STOCKHOLDERS, AND (III) THE ISSUANCE OF AN ADDITIONAL 60,000 SHARES OF COMMON STOCK AND ASSUMES NO EXERCISE OF ANY WARRANTS OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK DESCRIBED HEREIN. SEE "CAPITALIZATION-- RECAPITALIZATION AND STOCK SPLIT." INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES.

                                  THE COMPANY

    The Company currently provides on-line electronic directory assistance to personal computer users. The Company's directory assistance service, PC411-Registered Trademark- ("PC411" or the "PC411 service"), provides customers with on-line access to over 110 million U.S. and Canadian residence and business telephone numbers, addresses and ZIP codes with a dial-up modem connection. Using the Company's copyrighted software, PC411 FOR WINDOWS, a customer can search for business or residential listings anywhere in the U.S. or Canada without having to know the area code or city, look up addresses and ZIP codes in addition to telephone numbers, search by a telephone number to find a listed name and address, and perform multiple searches at one time. The Company is currently offering a limited version of the PC411 service over the Internet at the World Wide Web ("Web") address HTTP://WWW.PC411.COM. The Company's long term business strategy is to position itself as an Internet/intranet (private server based networks) information publishing and distribution company.

    The Company is a development stage enterprise. Substantially all of its expenditures (approximately $1.6 million as of December 31, 1996) have been for software and systems development and equipping a data center to provide the PC411 service on a commercial basis. The Company's expenditures for marketing PC411 have been insignificant and the Company has not yet developed any significant customer base or revenues.

    The Company believes that the growth of both the Internet and private intranets will provide the Company with a larger market and new opportunities to provide services that are not currently available with print or operator assisted directories. The Company's long term business strategy is to (i) build brand identity for PC411, (ii) provide on-line directory assistance through various access methods, including dial-up modem connections to the Company's data center, over the Internet on the Company's Web site, and over the Internet for use by organizations on their private intranet networks, and (iii) attempt to develop industry specific databases through various accumulation strategies. A substantial portion of the proceeds of the Offering will be used to market the PC411 service to both the SOHO (small office/home office) market (part of the larger market known as the business-to-business market) and businesses on the Web and to businesses that have established private intranets. There is no assurance that these markets or a demand for the Company's services will develop or that the Company will be able to commercially exploit these markets. See "Risk Factors."

    The Company has entered into "bundling" agreements with International Business Machines Corporation ("IBM"), U.S. Robotics Access Corp. ("U.S. Robotics"), Sony Corporation ("Sony"), and Hewlett-Packard Company ("Hewlett-Packard") to distribute PC411 FOR WINDOWS with certain personal computers and modems manufactured by these companies. Shipments under the bundling agreements commenced in June 1996, and the Company has experienced an increase in its customer base from 213 as of September 30, 1995 to 7,200 as of December 31, 1996 (including customers accessing PC411, without charge, on a trial basis). The Company has been notified by Sony that as of June 1997 it will no longer include in its new releases products, such as PC411 FOR WINDOWS, which require users to pay for services. As of December 31, 1996 Sony accounted for approximately 1,000, or 14%, of the Company's customers.


    The Company was incorporated in Delaware in December 1993. The Company's executive office is located at 9800 S. La Cienega Blvd., Suite 411, Inglewood, CA 90301-4440, and its telephone number is (310) 645-1114. The Company's Web page can be located at HTTP://WWW.PC411.COM where visitors may download PC411 FOR WINDOWS. Information contained on the Company's Web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING


Securities offered hereby...........  1,150,000 Units, each Unit consisting of one Share and one Warrant, at an assumed initial public
                                      offering price of $5.25 per Unit. The Shares and the
                                      Warrants included in the Units are detachable and
                                      will trade separately immediately upon issuance. Each
                                      Warrant entitles the registered holder thereof to
                                      purchase at any time during the Warrant Exercise
                                      Period one share of Common Stock at an exercise price
                                      of $6.00 per share. The Warrants are subject to
                                      redemption by the Company for $0.01 per Warrant at
                                      any time during the Warrant Exercise Period, on 30
                                      days written notice, provided that the closing bid
                                      price of the Common Stock equals or exceeds $8.75 per
                                      share for any 20 consecutive trading days ending
                                      within five (5) days of the notice of redemption to
                                      the Warrantholders.

Outstanding Securities before the
  Offering:

    Units...........................  None
    Common Stock(1).................  1,650,000 Shares
    Warrants(2).....................  1,000,000 Warrants

Outstanding Securities after the
  Offering:(3)

    Units...........................  1,150,000 Units
    Common Stock(1).................  2,800,000 Shares
    Warrants(4).....................  2,150,000 Warrants

Proposed Nasdaq SmallCap Market
  Symbols

    Units...........................  PCFRU
    Common Stock....................  PCFR
    Warrants........................  PCFRW

Use of Proceeds.....................  The net proceeds (after payment of underwriting discounts and a non-accountable expense allowance to
                                      the Underwriter and other expenses of the Offering)
                                      to the Company from the sale of the Units offered
                                      hereby are expected to be approximately $4,750,000
                                      (assuming an initial public offering price of $5.25
                                      per Unit). Such net proceeds will be used principally
                                      for the continued development and marketing of the
                                      PC411 service, to repay certain short-term
                                      indebtedness and accrued interest thereon to a
                                      related party, to pay accumulated dividends on the
                                      Preferred Stock, for general corporate purposes and
                                      for working capital. See "Use of Proceeds."

Risk Factors........................  An investment in the Securities offered hereby is speculative and involves a high degree of risk. This
                                      Prospectus contains forward-looking information which
                                      involves risks and uncertainties. The Company's
                                      actual results could differ materially from those
                                      anticipated by such forward-looking information as a
                                      result of various factors, including those discussed
                                      under "Risk Factors" in this Prospectus. In addition,
                                      purchasers of the Units offered hereby will
                                      experience immediate and substantial dilution with
                                      respect to their investment. See "Risk Factors."

------------------------


(1) Does not include shares of Common Stock issuable upon the exercise of (i) the Warrants; (ii) the Over-Allotment Option; (iii) options granted to the Underwriter to purchase up to 73,600 Units (the "Underwriter's Option");
    (iv) options held by Direct Assist Holding Inc. ("DAH"), a wholly owned subsidiary of New Valley Corporation ("NVC"), to purchase 500,000 shares of Common Stock at $5.25 per share (the "Principal Stockholder's Options"); (v) options to purchase 750,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "Option Plan"); and (vi) Warrants to purchase 1,000,000 shares of Common Stock (the "NVC Warrants"), issued to NVC in satisfaction of $250,000 of short term indebtedness. See "Management", "Principal Stockholders", "Certain Transactions" and "Description of Securities."


(2) The NVC Warrants.


(3) Common Stock and Warrants outstanding after the Offering includes the Shares and Warrants which are part of the Units. The Shares and the Warrants included in the Units will be detachable and will trade separately immediately upon issuance.


(4) The Warrants and the NVC Warrants. The NVC Warrants are of the same class as the Warrants and have the same terms and conditions.


                         NOTICE TO CALIFORNIA RESIDENTS



    The Units offered hereby may only be offered and sold to (i) persons with a net worth, individually or jointly with his or her spouse, of at least $60,000 (exclusive of home, home furnishings and automobiles) and an annual income of at least $60,000 or (ii) persons with a net worth, individually or jointly with his or her spouse, of at least $225,000 (exclusive of home, home furnishings and automobiles).



    The Securities offered hereby have been registered by a limited qualification and cannot be offered for resale or resold in the State of California unless registered for sale. Furthermore, the exemption afforded by
Section 25104(h) of the California Securities Law shall be withheld by the Commissioner of Corporations and the Company is not permitted to apply for the exemption afforded by 25101(b) until after 90 days from the date of the closing of this Offering.

                         SUMMARY FINANCIAL INFORMATION

    The summary financial information set forth below is derived from the Company's more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

STATEMENTS OF OPERATIONS DATA:

                                                                                          YEARS ENDED
                                                                                         DECEMBER 31,
                                                                                -------------------------------
                                                                                  1994       1995       1996
                                                                                ---------  ---------  ---------
Revenues......................................................................  $     352  $  12,144  $  55,915
Operating loss................................................................   (196,581)  (571,443)  (712,877)
Net loss......................................................................   (172,682)  (549,738)  (884,122)
Pro forma net loss per share(1)(2)(3).........................................      (0.10)     (0.32)      (.51)
Pro forma weighted number of shares outstanding(3)............................  1,730,800  1,730,800  1,730,800

BALANCE SHEET DATA:

                                                                                             DECEMBER 31, 1996
                                                                                         -------------------------
                                                                                                      PRO FORMA
                                                                                          ACTUAL    AS ADJUSTED(4)
                                                                                         ---------  --------------
Cash and cash equivalents..............................................................  $   8,605    $4,479,590
Working capital (deficiency)...........................................................   (333,027)    4,399,973
Total assets...........................................................................    345,389     4,723,509
Total stockholders' equity (deficiency)................................................   (200,055)    4,632,945

------------------------

(1) See note 2 of the notes to the Company's financial statements appearing elsewhere in this Prospectus for information concerning the calculation of pro forma net loss per share.

(2) From inception until May 12, 1995, the Company was an "S" corporation for federal income tax purposes and, accordingly, all items of income, gain, loss and credits of the Company were reported by its stockholders in proportion to their stock interest in the Company.

(3) Pro forma and pro forma as adjusted data assumes 1,650,000 shares of Common Stock outstanding before the Offering after giving effect to (i) the conversion of all outstanding shares of Preferred Stock into 8,626 shares of Common Stock, (ii) the subsequent stock split of 172.7336 for 1 and the contribution of 632,390 shares of Common Stock to the Company by certain stockholders and (iii) the issuance of an additional 60,000 shares of Common Stock. In addition, pro forma net income (loss) per share data assumes an additional 80,800 shares of Common Stock equivalents as a result of options granted pursuant to the Option Plan to the Company's Chief Executive Officer and Chief Technology Officer to acquire an aggregate 404,000 shares of Common Stock at an exercise price of $4.00 per share. See note 2 of the notes to the Company's financial statements appearing elsewhere in this Prospectus.

(4) Adjusted to reflect the sale of the Units offered hereby and the net proceeds therefrom (assuming an initial public offering price of $5.25 per Unit and after deducting the underwriting discounts and commissions and expenses of the Offering estimated at approximately $1,280,000 and assuming no exercise of the Over-Allotment Option), the satisfaction of $250,000 of short-term indebtedness in connection with issuance of the NVC Warrants and the payment of accrued dividends on the Preferred Stock. See "Use of Proceeds." Does not include the proceeds from the sale of shares of Common Stock pursuant to the exercise of any Warrants (including the NVC Warrants), the Underwriter's Option, the Principal Stockholder's Options and any options granted pursuant to the Option Plan.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. PROSPECTIVE INVESTORS SHOULD BE IN A POSITION TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION WHICH INVOLVES RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

    DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY. The Company was founded in December 1993 and commenced offering the PC411 service to personal computer users with modems on a dial-up basis in December 1994. Accordingly, the Company has only a limited operating history, has not yet developed any significant customer base or realized any significant revenues and is considered a "development stage company" under generally accepted accounting principles. The Company's prospects must be evaluated in light of the risks and uncertainties frequently encountered by a company in an early stage of development. The evolving markets for on-line Internet and private intranet services in which the Company operates, or intends to operate, makes these risks and uncertainties particularly pronounced. To address these risks, the Company must, among other things, widely distribute PC411 FOR WINDOWS, create and distribute a version of this software for other operating systems, generate use of the PC411 service, further develop, modify and enhance its service for use on the Internet, successfully execute its sales and marketing strategies to build brand identity for PC411, attempt to generate revenue from the Company's Web site, modify and market the PC411 service for use by large organizations on their private intranets, and develop relationships with third parties for purposes of general distribution and specific industry penetration. Furthermore, the Company must respond to competitive developments, attract, retain and motivate qualified personnel, develop and continue to upgrade its services and technologies and commercialize its services incorporating these technologies. There can be no assurance that the Company will succeed in addressing any or all of these risks or that the Company will achieve or sustain any significant revenues or that the Company will achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    FINANCIAL CONDITION; GOING CONCERN QUALIFICATION IN AUDITOR'S REPORT. Since its inception, the Company has incurred substantial costs to develop its software and systems, to design, equip and open a data center to process customer search requests and to modify and enhance its software and systems to offer directory assistance over the Internet. The Company has incurred net losses in each quarter since inception and, as of December 31, 1996, had an accumulated deficit of $1,606,542 and a working capital deficit of $333,027. AS A RESULT, THE REPORT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, IN CONNECTION WITH THE AUDIT OF THE COMPANY'S FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996, INCLUDES AN EXPLANATORY PARAGRAPH STATING THAT THE COMPANY'S LOSSES FROM OPERATIONS AND DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE RAISE SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing, generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitable operations. To the extent such losses continue, the Company's accumulated deficit and working capital deficit would increase. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it initiates a sales and marketing program for PC411, introduces directory services over the Internet and implements its data accumulation strategies. Accordingly, the Company expects to incur additional losses and there can be no assurance that the Company will be successful or that the Company will achieve profitability by generating sufficient revenues to offset anticipated costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE UPON OFFERING; SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING; NO ASSURANCE OF ADDITIONAL FINANCING. Since inception the Company has incurred significant losses and substantial negative cash flow. The Company has financed its operations through the private placement of preferred stock and secured short-term borrowings from NVC. The Company's marketing strategy and its ability to enhance its services and develop new services will take time to develop and require substantial expenditures of capital. The Company is dependent on the proceeds of the Offering to continue its commercial activities and management anticipates, based on its currently proposed plans and assumptions relating to its operations, that the net proceeds of the Offering will be sufficient to satisfy its contemplated cash requirements for the twelve month period following the date of this Prospectus, although there can be no assurance in this regard. The Company will require a significant amount of capital to support sales and marketing efforts, establish a brand identity for the PC411 service among SOHO and corporate users, develop and enhance the PC411 service available over the Internet, for operating expenses, and for working capital purposes. The Company's cash requirements may vary because of delays in the development and enhancement of the PC411 service, less than anticipated market acceptance of the PC411 service, competitive and technological advances by the Company's competitors, regulatory changes, and increased competition. Furthermore, the Company must continue to enhance and expand its services and meet the increasing demands for service, product features, quality, and availability. Consequently, the Company's ability to grow depends, in part, on its ability to develop new services, create and distribute versions of PC411 FOR WINDOWS for other operating systems, expand operations as well as develop industry alliances and relationships, all of which will require significant capital investments. If the Company's capital requirements exceed current expectations or if the Company's cash flow from operations during the next twelve months is less than anticipated, the Company will need to raise additional capital from equity or debt sources during such period. There can be no assurance that the Company will be able to raise such capital when needed or on terms and conditions acceptable to the Company, if at all. To the extent the Company raises additional capital by issuing equity securities, investors in the Offering may experience dilution in their ownership of the Common Stock of the Company. The failure of the Company to raise capital on acceptable terms when needed will have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    UNPROVEN MARKETING STRATEGY; ACCEPTANCE OF SERVICES. The future business of the Company depends upon its ability to develop and market the PC411 service for the SOHO market through the Internet and to large organizations for use on their private intranets. In an effort to increase use of the PC411 service, the Company has entered into agreements with three hardware manufacturers and one modem manufacturer to bundle PC411 FOR WINDOWS within certain segments of their product lines. The Company intends to expand this program to include other computer equipment manufacturers, software developers and digital publishers. There can be no assurance that the Company will be able to maintain such arrangements or enter into additional similar arrangements with other computer equipment manufacturers. In addition, these arrangements, in general, are non-exclusive and may be terminated upon little or no notice. Termination of existing agreements or the failure to enter into new agreements may have a material adverse effect on the Company's business, results of operations and financial condition. The Company has been notified by one of its bundling partners that as of June 1997 such partner will no longer include in its new releases products, such as PC411 FOR WINDOWS, which require users to pay for services. This partner accounted for approximately 14% of the Company's customers through December 31, 1996. The Company has begun to offer a limited version of the PC411 service over the Internet at HTTP://WWW.PC411.COM. Revenues would be generated by subscription fees (which may range from $15.00 to $29.95) for access via direct dial-up for individual users and for enhanced searches via Internet connection and, to a limited extent, by selling advertising to third parties. Currently, other on-line directory services available on the Internet are being marketed to the general public and are free of charge. There can be no assurance that the Company's strategy of targeting the SOHO market on a subscription based arrangement will be successful. In addition, to date, the Company has not generated any advertising revenue and it does not expect to generate any such revenue, if at all, until such time as it can demonstrate that it can attract a significant number of users to its Web site. The Company will have to spend a significant amount of capital marketing the PC411 service in order to generate substantial viewership of its Web site. Advertising revenue will be a function not only of the Company's ability to attract users to its Web site, but also in the continued expansion of, and growth in, the use of the Internet and the Web and the development of the Internet as an advertising medium. If demand for Internet services fails to grow, grows more slowly than anticipated, or if the Internet does not develop as an effective outlet for the Company's services, or becomes saturated with competitors, the Company's business, operating results and financial condition will be adversely affected. In addition, the market for Internet services and related software products is in an early stage of growth. Rapid growth in the use of, and interest in, the Internet and the Web is a recent phenomenon, and there can be no assurance that communication or commerce over the Internet will continue to grow or become widespread or that extensive content will continue to be provided over the Internet. In addition, the Internet market is new and the utility of available services is not well understood by new and potential subscribers. Finally, because competing Internet on-line services are currently being provided, it is difficult to predict the rate at which the market will grow or the rate at which new or increased competition will result in market saturation. For all the foregoing reasons, there can be no assurance that the Company will be able to generate significant interest in the Company's Web site nor that it will be able to sell advertising to third parties.

    The Company also intends to market the PC411 service to large organizations for use on their private intranets. The Company has not yet entered into any agreement to provide intranet services, nor can there be any assurance that any such arrangements will be entered into in the future. There can be no assurance that the Company will bring any of its services to market or that such services will be commercially viable, or that the Company will be able to provide its services on a profitable basis. In addition, there can be no assurance that one or more of the Company's many competitors will not provide or develop identical, similar or superior services sooner than the Company or that the Company can provide its services cheaper and more reliably than its competitors. See "Business--Expansion Opportunities" and "--Marketing and Distribution Strategy."

    LIMITED USE OF SERVICE. Thus far, there has been limited use of the PC411 service by existing users. As of December 31, 1996, the Company had 7,200 users. Such users have either paid the initial registration fee or have signed up for the trial period which expires on the earlier of 30 days after sign-up or after 10 searches. Upon payment of the initial registration fee, a user is entitled to 30 searches without additional charge. Very few users have exhausted their entitlement. There can be no assurance that existing or new users will use the PC411 service on a regular basis or that such users will generate any additional revenues for the Company. Future marketing efforts will have to convince potential customers to change their habits with respect to directory assistance services. Rather than simply using the telephone, a potential user must start his computer, access the PC411 service, and initiate a search. There can be no assurance that such marketing efforts will be successful. In addition, competing services offered over the Internet, including services offered by the Company, at no charge, may discourage existing and potential users from starting or continuing to use the fee-based PC411 service.

    RAPID TECHNOLOGICAL CHANGE. The industry in which the Company operates and the market for the Company's services is characterized by rapid technological developments, evolving industry standards, and frequent new product and service introductions and enhancements. The development and introduction of new products and services could render the Company's existing services obsolete and unmarketable. The Company's business depends in significant part on its ability to continually improve the performance, features, and reliability of the PC411 service and to modify the PC411 service to work with new technological standards in response to both evolving demands of the marketplace and competitive products and services. The Company's pursuit of improved performance, new features, and necessary technological advances will require substantial time and expense, and there can be no assurance that the

Company will succeed in adapting its services to changing technology standards and customer requirements. Although the Company intends to support emerging Internet standards, there can be no assurance that industry standards will emerge or if they become established, that the Company will be able to conform to these new standards in a timely and economic fashion and maintain a competitive position in the market. There can be no assurance that the announcement or introductions of new products or services by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing services, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Background" and "Current Products and Services."

    INTENSE COMPETITION; SOME COMPETITORS OFFER SERVICE AT NO CHARGE. The on-line services market and the market for listing information and related services is extremely competitive and there are no substantial barriers to entry. The Company expects that competition will intensify in the future. In addition, some of the Company's competitors do not charge for their services. The Company believes that its ability to compete successfully depends upon a number of factors, including brand awareness and market presence; the quality and completeness of its data; the accuracy of its search techniques; the pricing policies of its competitors and suppliers; the features, ease of use and timing of introductions of new services by the Company and its competitors; the ability of the Company to establish co-marketing relationships; and industry and general economic trends.

    In the general directory marketplace, the Company currently competes with traditional and widely used directory services such as the printed "white" and "yellow" pages, operator assisted directory services, on-line directories, CD-ROM directories (such as those provided by the Company's data supplier, Pro CD, Inc.) and with mailing list providers, many of which provide their information both in electronic and traditional forms. The Company is currently aware of approximately a dozen Web sites that provide residential and business listings and/or E-mail addresses, including those belonging to Netscape Communications Corporation and Yahoo!, Inc. All of the Company's competitors have substantially greater financial, technical, human, and marketing resources than those of the Company and greater experience than the Company in developing and marketing on-line services and directory databases. Such companies include the local, regional and long distance telecommunication companies, telephone directory publishers, on-line or Internet services, a multitude of regional, international and industry specific directory companies, and a variety of commercial and institutional search engines and databases. Many of the Company's competitors provide and may, in the future, provide directory assistance listings for free in order to attract viewership and advertise their other products. Telephone companies have provided directory assistance services for many years in conjunction with their common carrier telephone communication services. They also control the updating, production and distribution of telephone books which contain telephone numbers and address information. Traditionally, they have held dominant positions in their respective markets. Telephone companies may respond to new competition, including competition from the PC4111 service, by enhancing their services in ways that cannot be matched by PC411 due to their position in the telecommunications industry and by linking directory assistance service to other products and services they offer. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the market-place. Competitive pressures could result in reduced market share, price reductions, and increased spending on marketing and product development, which could adversely affect the Company's ability to acquire, maintain and/or gain market share. See "Business--Competition."

    RELIANCE ON SINGLE SERVICE. The Company anticipates that initially all of its revenues will be related to the PC411 service. Because of this revenue concentration, the failure to realize market acceptance for the PC411 service will have a material adverse effect on the Company's operating results and financial condition. The Company began providing the PC411 service in December 1994 and has realized limited revenues with respect thereto. No assurance can be given that use of the PC411 service will satisfy users' expectations or achieve market acceptance.

    DEFECTS. Services as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in its services after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance, delays in collecting accounts receivable and additional service costs. From time to time users of the PC411 service have experienced delays or difficulty in accessing the PC411 service.

    QUALITY OF DATA; RELIANCE ON THIRD PARTIES FOR DATA. The Company currently licenses its telephone book listing data from Pro CD, Inc. ("Pro CD"), which compiles its data by copying telephone books as they are published--normally on an annual basis. Therefore, the listing information provided by the Company could be at times out of date, inaccurate or incomplete, which might adversely impact customer acceptance of the PC411 service. The license with Pro CD is effective through August 31, 1999 with an option to renew for one additional year. If the Company were unable to renew the license, were unable to enter into a new license after August 31, 2000, caused the license to be terminated prior to its expiration date due to a breach of the terms of the license or if Pro CD discontinues its business for any reason prior to the license's expiration date and the Company were unable to obtain the data from other sources, the loss of the data would have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to develop a substitute to Pro CD or to obtain alternative sources on favorable economic terms or in a timely manner. Any delays in obtaining or developing substitute sources for the data could have a material adverse effect on the Company.

    LIMITED COMPUTING FACILITIES; RISK OF SYSTEM FAILURE. The business of the Company is dependent upon its ability to deliver high quality and accurate information to its users on a timely basis. As the business of the Company grows, it will need to expand and adapt its network infrastructure to accommodate an increase in the number of users and to integrate new and emerging technologies and equipment into its system. The expansion and adaptation of the Company's computing facilities will require substantial financial, operational, and management resources and are likely to increase the risk of system failure and cause unforeseen strains on the system. The Company has experienced hardware and software failures in the past and, as a result, the Company's subscribers have experienced difficulties in accessing the PC411 service. Any system failure that causes interruption of, or an increase in, response time to the Company's service could result in lost revenues and, if sustained or repeated, could result in lost customers and could damage the reputation of the Company. There can be no assurance that the Company will be able to expand its computing facilities in a timely and cost effective manner or insure that the service operates without interruption. The inability to timely upgrade its network infrastructure and operating systems would have a material adverse impact on the business, operating and financial condition of the Company. Furthermore, the Company's operations are dependent on its ability to protect its software and hardware against damage from fire, earthquake, power loss, telecommunications failure, natural disaster and similar events. The Company does not have redundant, multiple site capacity in the event of such occurrence. The Company's computer equipment is located at its facilities in Inglewood, California. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business and results of operations. While the Company carries property and business interruption insurance, such coverage may not be adequate to compensate the Company for all losses that may occur.

    The Company will rely on third parties to provide access to the Internet. The Company currently has a partial T1 connection to Delta Internet Services ("DeltaNet") for its Internet connection. Any disruption in the Internet access provided by DeltaNet or any failure of DeltaNet to handle higher volumes of queries could have a material adverse effect on the Company's business, results of operations, and financial condition. There can be no assurance that the Company will not experience service disruptions due to failures by DeltaNet or other third party Internet service providers, and any such disruptions could have a material adverse effect on the Company's business, results of operations, and financial condition. See "Business--Technology and Product Development."

    From time to time, subscribers have experienced significant delays in contacting, and in receiving responses from the Company's customer and technical support personnel. In certain situations, these events have created customer relations issues for the Company including cancellation of the account. There can be no assurance that the Company will be able to provide adequate customer service or technical support to its subscribers. A failure to manage effectively its growth or to provide adequate customer support services will adversely affect the Company's ability to increase its customer base and could therefore have a material adverse effect on the Company's business, financial condition or results of operations.

    SECURITY RISKS. Despite the implementation of network security measures by the Company, such as limiting physical and network access to its computers, its system infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other authorized or unauthorized users. Computer viruses, break-ins or other problems caused by third parties could lead to interruption, delays or cessation in service to the Company's customers. Furthermore, such inappropriate actions by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers and other parties connected to the system, which may deter potential subscribers. Persistent security problems continue to plague public and private data networks. Alleviating problems caused by computer viruses, break-ins or other problems caused by third parties may require significant expenditures of capital and resources by the Company, which could have a material adverse effect on the Company. However, there can be no assurance that the Company can protect its system from unauthorized users. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet in general and the Company's customer base and revenues in particular.

    RISKS OF GROWTH AND EXPANSION. The Company is in an early stage of development and has yet to establish substantial internal management, personnel and other resources. Any measurable growth in the Company's business will result in additional demands on its customer support, sales, marketing, administrative and technical resources and network infrastructure, and will place a significant strain on the Company's management, administrative, operational, financial and technical resources and increased demands on its systems and controls. There can be no assurance that the Company's resources will be adequate to facilitate its growth. In addition, there can be no assurance that the Company's operating and financial control systems will be adequate to support future operations and growth. The inability to continue to upgrade the operating and financial control systems, the emergence of unexpected expansion difficulties or failure to manage the Company's growth properly could have a material adverse effect on the Company's business, financial condition and results of operations.

    FAILURE TO ATTRACT QUALIFIED PERSONNEL. The Company believes that it will need, both in the short- and the long-term, to hire additional qualified administrative, technical, sales, marketing and management personnel to manage and support this growth. Competition for qualified employees is intense, and the Company may not be able to find suitable personnel to meet its immediate needs. The inability to recruit and hire necessary personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

    LIMITED MARKETING, DISTRIBUTION AND SALES CAPABILITY. The Company has limited resources for marketing, distribution and sales. Heretofore, the Company has had limited sales activity and does not have experienced sales personnel upon which to build a sales force. Senior management will expend its efforts to establish co-marketing relationships which will enhance the Company's ability to market and distribute the PC411 service. Also, the Company plans to allocate a portion of the net proceeds of the Offering to hiring senior-level account executives to market and distribute the PC411 service. There can be no assurance that the Company will be able to hire such persons or that it will be successful in marketing and selling the PC411 service. See "Business--Marketing and Distribution Strategy."

    SUBSTANTIAL DEPENDENCE UPON THIRD PARTIES. The Company currently has two full-time and two part-time employees and three independent consultants. Accordingly, the Company will depend substantially upon third parties for several critical elements of its business including, among others, technology, infrastructure, and distribution activities. The Company anticipates that it will rely on one or more third party sales representative firms to generate advertising sales. These third parties will have primary responsibility for all aspects of advertising sales and the collection of advertising payments. There can be no assurance that the Company's advertising representatives will achieve the Company's advertising sales objectives. Any failure of the Company's third party agents to achieve successful advertising sales could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Marketing and Distribution."

    GOVERNMENT REGULATION; POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH THE INTERNET. Generally, there are few specific government imposed limitations or guidelines pertaining to customer privacy or the price, service characteristics or capabilities, geographic distribution or quality control features of products and services sold over the Internet. There exists, however, the risk that a U.S. governmental policy for regulating the data network industry could be affected by executive order, legislation or administrative rules or orders. Any such policy or regulations could have a material adverse effect on the Company, particularly if it makes use of and access to the Internet more difficult or costly. Similarly, the Company cannot predict the impact, if any, that future legislation may have on its business. There is currently pending in Congress legislation which would grant protection similar to copyright protection to compilers of data. Such legislation, if enacted, may give telephone companies the right to preclude others, such as Pro CD, from converting printed telephone directories into digital format without the consent of the telephone companies. In such event, the Company would have to seek alternative sources for licensing its database. There can be no assurance that such alternative sources would be available or would be willing to enter into a license arrangement with the Company on terms and conditions acceptable to the Company, if at all. In addition, recent legislative enactments, such as the Telecommunications Act of 1996 (the "Telecommunications Act"), and pending legislative proposals aimed at limiting the use of the Internet to transmit certain information may decrease demand for Internet access, chill the development of Internet content, or have other adverse affects on Internet service and product providers such as the Company. In addition, in light of the uncertainty attached to the interpretation, application and enforcement of the Telecommunications Act and other laws relating to the Internet and on-line service and product providers, there can be no assurance that the Company would not have to modify its operations to comply with the law. Finally, although the Company currently provides information that is readily available to the public, there can be no assurance that due to the ease and price at which this information is available through the PC411 service that the Company will not face issues regarding invasion of privacy. Such issues may also arise in connection with the proposed development of a directory of E-mail addresses. Regulatory changes or new regulations relating to the telecommunications and media industries or with respect to invasion of privacy could directly affect the Company's business by either placing restrictions on the Company or creating opportunities for other competitors. See "Business--Regulations."

    INTELLECTUAL PROPERTY; FAILURE TO PROTECT INTELLECTUAL PROPERTY RIGHTS MAY ADVERSELY AFFECT THE COMPANY. The Company regards its copyrights, service mark, trade secrets, and similar intellectual property as important to its success, and relies upon trademark and copyright law, trade secret protection, and confidentiality and/or license agreements with its employees, customers, and others to protect its proprietary rights. The Company owns the mark "PC411" which is a registered service mark on the principal register of the United States. In addition, the Company has copyrighted PC411 FOR WINDOWS. No assurance can be given that any copyright or service mark will be enforceable or that any copyright or other right will exclude competitors from using the same or similar marks or provide competitive advantages to the Company. The Company intends to protect its servicemark and copyrights by taking appropriate legal action whenever necessary, although there can be no assurance that the Company will be able to effectively enforce or protect its rights and prevent others from using the same or similar marks or copyrights. The Company's inability or failure to establish, or adequately protect its intellectual property rights may have a material adverse effect on the Company. In March 1995, the Company was notified by a California company that the Company's use of the "PC 411" name or any name with "411" infringed upon that company's right to their registered trademark and demanded that the Company cease and desist from use of the Company's registered "PC411" mark. The Company rejected such demand. The Company believes that its use of its registered mark, "PC411," does not infringe upon the other company's mark. A determination that the Company's use of PC411 infringes or otherwise violates the rights of owners of similar marks may cause the Company to incur significant expense and may also have a material adverse effect on the Company. See "Business--Intellectual Property."

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include general economic conditions, acceptance and use of the Internet, user demand for directory assistance services, capital expenditures and other costs relating to the expansion of operations, the timing of new product announcements by the Company or its competitors, changes in marketing strategies by the Company or its competitors, market availability and acceptance of new enhanced versions of the Company's or its competitors' products and services. These factors could also have a material adverse effect the Company's annual results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LITIGATION INVOLVING UNDERWRITER MAY AFFECT SECURITIES. The Company has been advised by the Underwriter, that on or about May 22, 1995, the Underwriter and Elliot Loewenstern and Richard Bronson, principals of the Underwriter, and the Securities and Exchange Commission (the "Commission") agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act of 1933, as amended (the "Securities Act"), Section 10(b) and 15(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rules 10b-5, 10b-6 and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) initial public offerings ("IPOs") in 1992 and 1993, the Underwriter engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by the Underwriter and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), the Underwriter:

    - was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

    - agreed to the appointment of an independent consultant ("Consultant").

Such Consultant was obligated, on or before November 1, 1996:

    - to review the Underwriter's policies, practices and procedures in six (6) areas relating to compliance and sales practices;

    - to formulate policies, practices and procedures for the Underwriter that the Consultant deems necessary with respect to the Underwriter's compliance and sales practices;

    - to prepare a report devoted to and which details the aforementioned policies, practices and procedures (the "Report");

    - to deliver the Report to the President of the Underwriter and to the staff of the Southeast Regional office of the Commission;

    - to prepare, if necessary, a supervisory procedures and compliance manual for the Underwriter, or to amend the Underwriter's existing manual; and

    - to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of the Underwriter. The Final Judgment further provides that, within thirty
      (30) days of the Underwriter's receipt of the Report, unless such time is extended, the Underwriter shall adopt, implement and maintain any and all policies, practices and procedures set forth in the Report.

    On or about December 19, 1996, the Consultant completed the Report which was thereafter delivered to the Underwriter. The Report addresses the areas relating to compliance and sales practices referred to above. The Underwriter is reviewing the Report and undertaking steps to implement the recommendations and procedures in the Report, in accordance with the provisions of the Final Judgment.

    The Final Judgment also provides that an independent auditor ("Auditor") shall conduct four (4) special reviews of the Underwriter's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to the Underwriter and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to the Underwriter, to certify that any persons associated with the Underwriter who have been suspended or barred by any Commission order are complying with the terms of such orders.

    On July 10, 1995, the action against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension.

    In the event that the requirements of the foregoing judgment adversely affect the Underwriter's ability to act as a market maker for the Securities, and additional broker-dealers do not make a market in the Company's Securities, the market for, and the liquidity of, the Company's securities may be adversely affected. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. For additional information regarding the Underwriter, investors may call the National Association of Securities Dealers, Inc. at (800) 289-9999. See "Underwriting."


    RECENT STATE ACTION INVOLVING THE UNDERWRITER--POSSIBLE LOSS OF
LIQUIDITY. The State of Indiana commenced an action seeking, among other things, to revoke the Underwriter's license to do business in such state. The action was settled and the Underwriter agreed to, among other things, resolve certain customer claims, the payment of a fine and costs and restrictions with respect to the sale of securities to Indiana residents. Specifically, the Underwriter agreed that it will not sell any securities to Indiana residents (i) which are not listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq; (ii) for which the Underwriter has served as lead underwriter or as a member of the selling syndicate; or (iii) for which the Underwriter is a market maker. Under the terms of the settlement agreement, the Underwriter continues to maintain its license in the State of Indiana. The Company does not intend to seek qualification for the sale of the Securities in the state of Indiana. See "Underwriting."


    IMMEDIATE AND SUBSTANTIAL DILUTION. Assuming 1,650,000 shares of Common Stock outstanding, at December 31, 1996 the Company had a pro forma negative net tangible book value of $200,055, or approximately ($0.12) per share. After giving effect to the sale of the Units offered hereby at an assumed offering price of $5.25 per Unit and after deducting underwriting discounts, estimated offering expenses, the satisfaction of certain short-term indebtedness in connection with the issuance of the NVC Warrants and the payment of accrued dividends on the Preferred Stock, adjusted net tangible book value would be $4,632,945 or approximately $1.65 per share of Common Stock. The result will be an immediate increase in net tangible book value per share of Common Stock of approximately $1.77 to existing stockholders and an immediate dilution to new investors of approximately $3.60 per share or 68.6% per share of Common Stock. See "Dilution."

    BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $4.1 million (87%) of the estimated net proceeds from the Offering has been allocated to sales and marketing, research and development, capital expenditures and working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds without prior stockholder approval. In addition, the management of the Company has broad discretion to adjust the application and allocation of the net proceeds of the Offering, including funds received upon exercise of the Warrants, in order to address changed circumstances and business opportunities. Such business opportunities may include the acquisition of other companies or their businesses. As a result of the foregoing, the business of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. See "Use of Proceeds."

    RESIGNATION OF SENIOR OFFICERS. In January 1997, all of the Company's executive officers and directors, including its founder, Christopher C. Hansen, resigned. Immediately thereafter, the stockholders of the Company nominated and elected new directors who immediately appointed new officers. The former officers and directors resigned in order to pursue other business opportunities. In connection therewith, termination agreements were entered into with the Company, which provided for, among other things, mutual releases. In addition, Mr. Hansen, David Delgado and Anthony LaMark, the former officers of the Company, continue to provide services to the Company as independent consultants. See "Management."

    NEW SENIOR MANAGEMENT; DEPENDENCE ON MANAGEMENT. In January 1997, Dean R. Eaker and Edward A. Fleiss were appointed to serve as President and Chief Executive Officer and Vice President-Chief Technology Officer, respectively. The election of a new Chief Executive Officer and a new Chief Technology Officer has inherent risks. If Messrs. Eaker and Fleiss are unable to become sufficiently knowledgeable about the Company's technology, operations and business affairs, they may not be able to provide the needed direction for the Company's growth and development which would likely materially adversely affect the Company's results of operations and financial condition. Messrs. Eaker and Fleiss are currently the only full-time employees of the Company. Accordingly, the loss of the services of either Mr. Eaker or Mr. Fleiss could have a substantial adverse impact on the Company. The Company has entered into a three year employment agreement with each of Mr. Eaker and Mr. Fleiss commencing on the date of this Prospectus. Under this agreement, Mr. Eaker is to be paid an annual salary of $180,000 and Mr. Fleiss is to paid an annual salary of $96,000. In addition, the Company has agreed to maintain key-man life insurance on Mr. Eaker. The Company will be the beneficiary of such policy. There can be no assurance, however, that the death of Mr. Eaker or the departure of either Mr. Eaker or Mr. Fleiss for any reason would not have a material adverse effect on the operations of the Company. See "Business" and "Management."

    CONCENTRATION OF STOCK OWNERSHIP. Upon completion of the Offering, NVC and/or DAH will beneficially own approximately 60.3% of the outstanding Common Stock of the Company (57.3% if the Over-Allotment Option is exercised in full). As a result, NVC and/or DAH will be able to control all matters requiring stockholder approval, including the election of directors, the appointment of officers and approval of significant corporate transactions including the sale of the Company or all or substantially all of its assets. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder or delay a change of control. See "Management" and "Principal Stockholders."

    ABSENCE OF DIVIDENDS. The Company does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. To the extent, the Company has earnings in the future, it intends to retain such earnings in the business operations of the Company. See "Dividend Policy."

    LIMITATION ON DIRECTOR LIABILITY. As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Restated Certificate of Incorporation limits the liability of its directors to the Company or to its stockholders for monetary damages for breach of a director's fiduciary duty, including breaches which constitute gross negligence, subject to certain limitations imposed by the DGCL. As a result, under certain circumstances, neither the Company nor the stockholders will be able to recover damages, even if directors take action which harm the Company. See "Management" and "Underwriting."


    LACK OF PUBLIC MARKET; NASDAQ MAINTENANCE REQUIREMENTS; DETERMINATION OF OFFERING PRICE; VOLATILITY OF PRICES OF THE SECURITIES. Prior to the Offering, there has been no public market for the Securities. Although the Company has applied for listing of the Units, Common Stock and the Warrants on the Nasdaq SmallCap Market under the symbols PCFRU, PCFR and PCFRW, respectively, there can be no assurance that they will be quoted on such system or under such symbols or that an active public market for the Securities will be developed or be sustained after the Offering. Nasdaq has recently proposed new maintenance criteria which, if implemented, would require, among other things, $2 million in net tangible assets, $1 million market value of the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in a delisting of the Securities from Nasdaq. The offering price of the Units was arbitrarily determined by negotiations between the Company and the Underwriter and do not necessarily relate to the assets, book value or results of operations of the Company or any other established criteria of value. Trading prices of the Securities could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or customers and other events or factors. In addition, the over-the-counter stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial impact on the market prices of many companies, often unrelated to their performance, and may adversely affect the market prices for any or all of the Securities. See "Underwriting."


    CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE
WARRANTS. The Company will be able to issue shares of Common Stock upon exercise of the Warrants only if there is a current prospectus relating to such Common Stock under an effective registration statement filed with the Commission and only if such shares of Common Stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various Warrantholders reside. Although the Company has agreed to use its best efforts to meet such regulatory requirements, there can be no assurance that the Company will be able to do so. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the Common Stock issuable upon exercise of the Warrants is not so registered or qualified. In this event, the Company would be unable to issue shares of Common Stock to those Warrantholders upon exercise of the Warrants unless and until the Common Stock issuable upon exercise of the Warrants are qualified for sale or exempt from qualification in jurisdictions in which such holders reside. Accordingly, the Warrants may be deprived of any value if a then current prospectus covering the Common Stock issuable upon exercise of the Warrants is not effective pursuant to an effective registration statement or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the Warrantholders reside. There is no assurance that the Company will be able to effect any required registration or qualification.

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS; MARKET OVERHANG. During the Warrant Exercise Period the Company may redeem all, but not less than all, of the Warrants for $0.01 per Warrant on thirty (30) days prior written notice to the Warrantholders if the per share closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market equals or exceeds $8.75 for any twenty
(20) consecutive trading days ending within five (5) days of the notice of redemption. Redemption of the Warrants could force the Warrantholders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. Any Warrantholder who does not exercise its Warrants prior to their expiration or redemption, as the case may be, will forfeit such holder's right to purchase the shares of Common Stock underlying the Warrants.

    DELAWARE ANTI-TAKEOVER STATUTE; ISSUANCE OF PREFERRED STOCK; BARRIERS TO TAKEOVER. The Company is a Delaware corporation and thus, upon the consummation of the Offering, will become subject to the prohibitions imposed by Section 203 of the DGCL, which is generally viewed as an anti-takeover statute. In general, this statute will prohibit the Company, once public, from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of 30,000,000 shares of capital stock of which 25,000,000 shares are designated as Common Stock and 5,000,000 shares are designated as preferred stock. No class other than the Common Stock is currently designated and there is no current plan to designate or issue any such securities. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of preferred stock and other classes of Common Stock that may be issued may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of preferred stock, which may be accomplished though a public offering or a private placement, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of preferred stock could prevent the holders of Common Stock from realizing a premium on their shares. See "Description of Securities."


    POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF SECURITIES; SHARES ELIGIBLE FOR FUTURE SALE; ADDITIONAL REGISTERED SECURITIES. Sale of substantial amounts of the Company's securities in the public market after the Offering or the perception that such sales may occur could materially adversely affect the market price of the Securities and may impair the Company's ability to raise additional capital by the sale of its equity securities. Upon consummation of the Offering, there will be a total of 2,800,000 shares of Common Stock issued and outstanding (2,972,500 if the Over-Allotment Option is exercised in full) and 2,150,000 Warrants (2,322,500 if the Over-Allotment Option is exercised in full) issued and outstanding. In addition, the following shares of Common Stock have been reserved for issuance: 2,150,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby and the NVC Warrants (2,322,500 if the Over-Allotment Option is exercised in full); 73,600 shares of Common Stock issuable pursuant to the Underwriter's Option and an additional 73,600 shares issuable upon exercise of the Warrants included in the Underwriter's Option; 500,000 shares issuable upon exercise of the Principal Stockholder's Options; and 750,000 shares issuable upon exercise of options that may be granted under the Option Plan for executive officers, other key employees and directors. After the exercise of all the Warrants, the NVC Warrants and the options described herein, the Company will have 6,692,200 shares of Common Stock outstanding. Any issuance of additional shares of Common Stock may cause current stockholders of the Company to suffer significant dilution which may adversely affect the market price of the Company's securities.


    The sale or availability for sale of significant quantities of the Company's securities could materially adversely affect the market price of the Securities. The Company has agreed that except for the issuance of shares of capital stock by the Company in connection with (i) a dividend, recapitalization or similar transactions, (ii) the exercise of warrants or options disclosed in this Prospectus, and (iii) acquisitions (in whole or in part), mergers, consolidations, joint ventures and other combinations, the Company shall not, for a period of twenty-four (24) months following the date of this Prospectus, directly or indirectly, offer, sell, issue or transfer any shares of the capital stock, or any security exchangeable or exercisable for, or convertible into, shares of the capital stock, without the prior written consent of the Underwriter.


    Of the 2,800,000 shares of Common Stock and the 2,150,000 Warrants (including the NVC Warrants) to be outstanding upon completion of the Offering (2,972,500 shares of Common Stock and 2,322,500 of Warrants (including the NVC Warrants) if the Over-Allotment Option is exercised in full), the 1,150,000 Shares and 1,150,000 Warrants (1,322,500 Shares and 1,322,500 Warrants if the Over-Allotment Option is exercised in full) which are part of the Units will be immediately freely tradable without restriction under the Securities Act except for any Securities purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 1,650,000 shares of Common Stock and the NVC Warrants are "restricted" securities within the meaning of Rule 144 under the Securities Act and may be sold under the conditions of such rule, including satisfaction of certain holding period requirements. See "Shares Eligible for Future Sale."



    Each of the Company's officers, directors and stockholders as of the date of this Prospectus, will execute an agreement ("Lock-Up Agreement") relating to securities beneficially owned as of such date pursuant to which they agree not to, directly or indirectly, issue, offer, agree to offer to sell, sell or grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise dispose of or encumber such securities or options, rights, warrants or other securities convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for shares of Common Stock (whether or not beneficially owned by such person) or any beneficial interest therein for a period of eighteen (18) months from the date of this Prospectus without the consent of the Underwriter. Accordingly, taking into consideration the restrictions of Rule 144 and the Lock-up Agreements, approximately 1,400,000 of the restricted shares of Common Stock will become
eligible for sale beginning in       199 . See "Shares Eligible For Future
Sale."


    PROCEEDS TO BENEFIT PRINCIPAL STOCKHOLDER. Approximately $520,000 (11.0%) of the net proceeds of this Offering with be used to repay the outstanding principal balance and accrued interest on short-term borrowings owed to NVC and accrued dividends on the Preferred Stock held by DAH. Accordingly, NVC and DAH will benefit from this Offering. An executive officer of NVC is the Chief Financial Officer and a director of the Company and another executive officer and director of NVC is a director of the Company. See "Use of Proceeds", "Management", "Principal Stockholders" and "Certain Transactions."

    UNDERWRITER'S POTENTIAL INFLUENCE ON THE MARKET. A significant number of the Securities offered hereby may be sold to customers of the Underwriter. Such customers may engage in transactions for the sale or purchase of such Securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Securities and may otherwise effect transactions in such securities. If it participates in such market, the Underwriter may influence the market, if one develops, for the Securities. Such market-making activity may be discontinued at any time. Moreover, if the Underwriter sells the Securities issuable upon exercise of the Underwriter's Option or acts as warrant solicitation agent for the Warrants, it may be required under the Exchange Act, to temporarily suspend its market-making activities. The prices and liquidity of the Securities may be significantly affected by the degree, if any, of the Underwriter's participation in such market.

    "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. In the event of authorization of the Shares offered hereby for quotation on the Nasdaq SmallCap Market, such securities will initially be exempt from the definition of "penny stock." If the Securities offered hereby are removed from listing on Nasdaq at any time following the date of this Prospectus, the Securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a "penny stock", unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the "penny stock" held in the account and information on the limited market in "penny stocks." Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Securities and may affect the ability of purchasers in the Offering to sell the Securities in the secondary market.

    In the event that the Company were not able to qualify the Securities for listing on the Nasdaq SmallCap Market, the Company would attempt to have the Securities traded in the over-the-counter market via the Electronic Bulletin Board or the "pink sheets." In such event, holders of the Securities may encounter substantially greater difficulty in disposing of their securities and/or in obtaining accurate quotations as to the prices of the Securities.

    BENEFITS OF OFFERING TO UNDERWRITER. The Underwriter will receive substantial benefits from the Company in connection with the Offering. These benefits include underwriting discounts/commissions, a non-accountable expense allowance, the Underwriter's Option to purchase 73,600 Units and Warrant solicitation fees. The Underwriter has been granted certain rights under the Underwriter's Options, which rights include the ability to require the Company to include the securities underlying the Underwriter's Option in a registration statement under the Securities Act. The exercise of these rights will result in the Company incurring substantial expenses and may cause the Company to register an offering of its securities at a time which is detrimental to the Company's plans. Finally, the Company has entered into a two (2) year consulting agreement with the Underwriter pursuant to which the Underwriter will advise the Company with respect to mergers and acquisitions and general business matters. The Underwriter will receive $100,000 for such services which amount is payable upon the consummation of the Offering. At the present time the Company has no plans to enter into any such transactions. See "Underwriting."

    RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued growth and expansion of the Internet, the Company's ability to market successfully the PC411 service and related services to the SOHO market and to private intranets as a more convenient and reliable alternative to current comparable and widely used services and that there will be no unanticipated material adverse change in the Company's business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN PARTICULARLY IN VIEW OF THE COMPANY'S EARLY STAGE OPERATIONS, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,150,000 Units being offered hereby, after deduction of the estimated underwriting discounts and estimated offering expenses of $1,280,000, are estimated to be approximately $4,752,625 ($5,540,500 if the Over-Allotment Option is exercised in full), assuming an initial public offering price of $5.25 per Unit. The Company intends to apply the net proceeds as follows:

                                                                         AMOUNT     PERCENTAGE
                                                                      ------------  -----------
Sales and marketing activities......................................  $  1,500,000        31.6%
Research and development............................................     1,000,000        21.0
Repayment of NVC Notes..............................................       350,000         7.4
Capital expenditures................................................       300,000         6.3
Payment of cumulative dividends on Preferred Stock..................       170,000         3.6
Payment of consulting fee to Underwriter............................       100,000         2.1
Working capital and general corporate purposes......................     1,332,625        28.0
                                                                      ------------       -----
                                                                      $  4,752,625       100.0%

    The uses of proceeds described above are estimates and approximations only and do not represent firm commitments by the Company. Of the net proceeds from the Offering, the Company intends to use approximately $2.8 million to expand its sales and marketing operations, fund greater levels of product development and purchase data processing and related hardware and software.

    Approximately $350,000 of the net proceeds of the Offering will be used to repay the outstanding principal balance and accrued interest on the Company's Senior Secured Demand Promissory Notes (the "NVC Notes") held by NVC. It is anticipated that at the date of this Prospectus, the aggregate outstanding principal balance of the NVC Notes and accrued interest thereon will be approximately $600,000. The Company has and will use such funds to meet its working capital requirements and the expenses incurred in connection with the Offering. The Company will issue the NVC Warrants to NVC in satisfaction of $250,000 of indebtedness evidenced by the NVC Notes. The remaining principal balance of the NVC Notes and all accrued interest thereon will be repaid out of the net proceeds of the Offering. The aggregate outstanding principal balance of the NVC Notes as of December 31, 1996 was approximately $327,000.

    Approximately $170,000 of the net proceeds of the Offering will be used to pay the accumulated, undeclared dividends on the Preferred Stock which is held by DAH. Each share of Preferred Stock is entitled to receive an annual cash dividend of $55 from the date of the purchase in May 1995.

    The Company has agreed to pay the Underwriter out of the net proceeds of the Offering $100,000 in consideration for advisory and consulting services to be provided by the Underwriter for a two-year period. At the present time, no such transactions are contemplated.


    The remainder of the net proceeds of the Offering will be used for general corporate purposes and working capital. General corporate purposes includes the development and acquisition of data bases. Working capital includes funds to be used for general and administration expenses. In addition, any expenses incurred by the Company to expand or relocate its facilities will be paid out of working capital.


    The Company believes that the estimated net proceeds to be received from the Offering, together with revenue from operations, will be sufficient to meet the Company's cash requirements for a period of at least 12 months following the date of this Prospectus, although there can be no assurance in this regard. Thereafter, if the Company has insufficient funds for its needs, it may need to seek additional funds from other sources. There can be no assurance that additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, the Company's business would be materially adversely affected.

    The foregoing represents the Company's best estimate of its expected use of the net proceeds of the Offering. The amounts actually expended for certain purposes described above may vary significantly depending on numerous factors, including, but not limited to, the success of the Company's expansion strategy and changed circumstances and business opportunities, which may include the acquisition of other companies or their businesses. The Company's cash requirements may vary because of delays in the development of future releases of its services, less than anticipated market acceptance of its services, competitive and technological advances, regulatory changes, and increased competition. The Company reserves the right to reallocate the net proceeds among the foregoing uses.

    Pending the use of any net proceeds, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities.

    Any net proceeds from the exercise of the Over-Allotment Option or the Warrants, will be added to working capital.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1996 (i) on an actual basis, (ii) on a pro forma basis giving effect to the conversion of the outstanding shares of Preferred Stock into 8,626 shares of Common Stock, the subsequent stock split of 172.7336 for 1, followed by a contribution of 632,390 shares of Common Stock to the Company by certain stockholders and the issuance of an additional 60,000 shares of Common Stock, and (iii) pro forma, as adjusted, giving effect to the sale of 1,150,000 Units offered hereby at an assumed initial public offering price of $5.25 per Unit (after deduction of the estimated underwriting discounts and commissions and estimated expenses of the Offering of $1,280,000 in the aggregate), the issuance of the NVC Warrants in satisfaction of $250,000 of indebtedness and the payment of accrued dividends on the Preferred Stock of approximately $170,000 out of the net proceeds of the Offering. This table should be read in conjunction with the Company's financial statements and the notes thereto, included elsewhere in this Prospectus.


                                                                                   DECEMBER 31, 1996
                                                                      -------------------------------------------
                                                                                                     PRO FORMA
                                                                         ACTUAL       PRO FORMA     AS ADJUSTED
                                                                      ------------  -------------  --------------
Stockholders' equity (deficiency):
  Preferred stock, Series A $.01 par value. Authorized 10,000 shares; issued and outstanding 1,820 shares, actual; authorized
    5,000,000, none issued and outstanding, pro forma and pro forma,
    as adjusted.....................................................  $         18   $   --         $    --
  Common stock, $.01 par value. Authorized 10,000 shares; issued and outstanding 4,240 shares, actual; authorized 25,000,000,
    1,650,000 issued and outstanding, pro forma, 2,800,000 issued
    and outstanding, pro forma, as adjusted(1)......................            42        16,500          28,000
  Additional paid-in capital........................................     1,406,427     1,389,987       6,381,487
  Accumulated deficit during the development stage..................    (1,606,542)   (1,606,542)     (1,776,542)
                                                                      ------------  -------------  --------------
      Net stockholders' equity (deficiency).........................      (200,055)     (200,055)      4,632,945
                                                                      ------------  -------------  --------------
            Total capitalization....................................      (200,055)     (200,055)      4,632,945
                                                                      ------------  -------------  --------------
                                                                      ------------  -------------  --------------


------------------------

(1) Does not include shares of Common Stock issuable upon the exercise of (i) the Warrants; (ii) the Over-Allotment Option; (iii) the Underwriter's Option; (iv) the Principal Stockholder's Options; (v) options to purchase 750,000 shares of Common Stock reserved for issuance under the Option Plan; or (vi) the NVC Warrants. See "Management", "Principal Stockholders", "Certain Transactions" and "Description of Securities."

RECAPITALIZATION AND STOCK SPLIT


    In January 1997 the 1,820 shares of Preferred Stock held by DAH were converted into 8,626 shares of Common Stock. In addition, in January, 1997, the stockholders approved an amendment to the Company's Restated Certificate of Incorporation authorizing capital stock consisting of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each class having a par value of $0.01 per share. In May 1997 the stockholders approved an amendment to the Company's Restated Certificate of Incorporation to reclassify and change each previously outstanding share of Common Stock into 172.7336 shares of Common Stock. In connection with such stock split, certain stockholders will immediately contribute an aggregate of 632,390 shares of Common Stock to the Company leaving them with an aggregate of 100,000 shares of Common Stock.


    Unless otherwise indicated, all references in this Prospectus to historical earnings per share, and number and class of shares outstanding, are as adjusted for such recapitalization and stock split of the Company's capital stock.

                                    DILUTION

    The pro forma negative net tangible book value of the Company as of December 31, 1996 was $200,055 or $.12 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the estimated net proceeds from the sale of the 1,150,000 Units offered hereby at an assumed initial public offering price of $5.25 per Unit and the issuance of 1,000,000 Warrants in satisfaction of $250,000 of indebtedness evidenced by the NVC Notes, the pro forma as adjusted net tangible book value of the Company as of December 31, 1996 would have been approximately $4,632,945 or $1.65 per share of Common Stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.77 per share to existing stockholders and an immediate dilution of $3.60 per share to new investors. The following table illustrates the per Share dilution in pro forma, as adjusted net tangible book value per share to new investors.

Assumed aggregate initial public offering price per
  Unit................................................             $    5.25
  Pro forma net tangible book value per share before
    the Offering......................................  $   (0.12)
  Increase per share attributable to new investors....  $    1.77
Pro forma net tangible book value per share after the
  Offering............................................             $    1.65
Dilution per share to new investors...................                        $    3.60

    If the Over-Allotment Option is exercised in full, the pro forma net tangible book value after the Offering would be $5,420,839 and dilution per share to new investors would be $3.18. The above table assumes no exercise of options or Warrants.

    The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sales of the Securities offered hereby assuming no exercise of the Over-Allotment Option:

                                                                          AGGREGATE     PERCENTAGE OF       AVERAGE
                                           SHARES       PERCENTAGE      CONSIDERATION       TOTAL          PRICE PER
                                         PURCHASED    OF TOTAL SHARES       PAID          INVESTED      SHARE/UNIT (2)
                                         ----------  -----------------  -------------  ---------------  ---------------
Existing Stockholders..................   1,650,000             59%      $ 1,245,547(1)           17%      $    0.75
New Investors..........................   1,150,000             41%      $ 6,037,500             83%       $    5.25
                                         ----------            ---      -------------           ---
      Total............................   2,800,000            100%      $ 7,283,047            100%
                                         ----------            ---      -------------           ---
                                         ----------            ---      -------------           ---

    If the Over-Allotment Option is exercised in full, the new investors will have paid $6,943,125 for the purchase of Shares and will hold 1,322,500 Shares, representing approximately 84.8 percent of the total consideration and approximately 44.5% of the total number of outstanding shares of Common Stock. See "Description of Securities" and "Underwriting."

------------------------

(1) Includes a capital contribution of $92,045.

(2) For existing stockholders price is per share of Common Stock. For new investors price is per Unit.

                                DIVIDEND POLICY


    The Company has not declared or paid any cash dividend on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. The Company intends to retain future earnings, if any, to fund ongoing operations and future capital requirements of its business.

                            SELECTED FINANCIAL DATA

    The selected financial data of the Company presented below have been derived from the financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The following selected financial information should be read in conjunction with the financial statements and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

SELECTED STATEMENTS OF OPERATIONS DATA:

                                                                                   YEAR ENDED DECEMBER 31
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Revenues................................................................  $        352  $     12,144  $     55,915
Costs and Expenses:
  Cost of revenues......................................................        10,073        92,694        94,773
  Research and development..............................................       154,556       142,841       248,736
  Sales and marketing...................................................         7,670        97,900        37,772
  General and administrative............................................        24,634       250,152       387,511
                                                                          ------------  ------------  ------------
                                                                               196,933       583,587       768,792
                                                                          ------------  ------------  ------------
    Operating Loss......................................................      (196,581)     (571,443)     (712,877)
Other Income (expense):
  Interest income.......................................................         1,037        22,505         4,414
  Other income..........................................................        22,862       --            --
  Interest expense......................................................       --            --           (174,859)
                                                                          ------------  ------------  ------------
                                                                                23,899        22,505      (170,445)
    Loss before Taxes(1)................................................      (172,682)     (548,938)     (883,322)
Income Taxes(1).........................................................       --                800           800
                                                                          ------------  ------------  ------------
    Net Loss............................................................  $   (172,682) $   (549,738) $   (884,122)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net loss per share(2)...................................................  $     (36.68) $    (116.77) $    (187.79)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Shares used in computing net loss per share(2)..........................         4,708         4,708         4,708
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Pro Forma net loss per share (unaudited)(3).............................  $      (0.10) $      (0.32) $      (0.51)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Shares used in computing pro forma net loss per share (unaudited)(3)....     1,730,800     1,730,800     1,730,800
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

SELECTED BALANCE SHEET DATA:

                                                                                               YEAR ENDED
                                                                                           DECEMBER 31, 1996
                                                                                       --------------------------
                                                                                                    PRO FORMA, AS
                                                                                         ACTUAL     ADJUSTED(3)(4)
                                                                                       -----------  -------------
Cash and cash equivalents............................................................  $     8,605   $ 4,479,590
Working capital (deficiency).........................................................     (333,027)    4,399,973
Total assets.........................................................................      345,389     4,723,509
Total stockholders' equity (deficiency)..............................................     (200,055)    4,632,945

------------------------

(1) From inception until May 12, 1995, the Company was an "S" corporation for federal income tax purposes and, accordingly, all items of income, gain, loss and credits of the Company were reported by its stockholders in proportion to their stock interest in the Company.

(2) Net loss per share data does not take into account conversion of outstanding shares of Preferred Stock into shares of Common Stock or the stock split and assumes an additional 468 shares of Common Stock equivalents as a result of options granted pursuant to the Option Plan to the Company's Chief Executive Officer and Chief Technology Officer. See note 2 of the notes of the Company's financial statements appearing elsewhere in this Prospectus.

(3) Pro forma and pro forma, as adjusted, data assumes 1,650,000 shares of Common Stock outstanding after giving effect to (i) the conversion of all outstanding shares of Preferred Stock into 8,626 shares of Common Stock,
    (ii) the subsequent stock split of 172.7336 for 1, followed by a contribution of 632,390 shares of Common Stock to the Company by certain stockholders, and (iii) the issuance of an additional 60,000 shares of Common Stock. In addition, pro forma net income (loss) per share data assumes an additional 80,800 shares of Common Stock equivalents as a result of options granted pursuant to the Option Plan to the Company's Chief Executive Officer and Chief Technology Officer to acquire 404,000 shares of Common Stock at an exercise price of $4.00 per share. See note 2 of the notes to the Company's financial statements appearing elsewhere in this Prospectus.

(4) Adjusted to reflect the sale of the Units offered hereby and the net proceeds therefrom (assuming an initial public offering price of $5.25 per Unit and after deducting the underwriting discounts and commissions and expenses of the Offering estimated at $1,280,000), the issuance of the NVC Warrants in satisfaction of $250,000 of short-term indebtedness, and the payment of accrued dividends on the Preferred Stock. Does not include the proceeds from the sale of shares of Common Stock pursuant to the exercise of any Warrants (including the NVC Warrants), the Underwriter's Option, the NVC Warrants, the Principal Stockholder's Options and any options granted pursuant to the Option Plan.

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION AND IN "RISK FACTORS."

OVERVIEW

    The Company currently provides an on-line electronic directory assistance service that gives its customers access to over 110 million U.S. and Canadian residence and business telephone numbers, addresses and ZIP codes. The PC411 service is available on a direct-dial basis with a personal computer, a modem, and either the Company's proprietary, copyrighted software program, PC411 FOR WINDOWS or an Internet browser, such as Netscape Navigator-Registered Trademark-or Microsoft Explorer-Registered Trademark-. The PC411 service is available over the Internet at the address HTTP://WWW.PC411.COM. The Company is a development stage enterprise. Since its inception in December 1993, the Company has devoted substantially all of its expenditures (approximately $1.6 million through December 31, 1996) to the development of the PC411 service. The Company introduced the first version of the PC411 service in December 1994. The Company's expenditures for marketing PC411 have been insignificant and the Company has not yet developed any significant customer base or revenues.

    Given its limited operating history, the Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving markets for on-line and Internet services. To address these risks, the Company must, among other things, continue to respond to competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute its sales and marketing strategy, create and distribute a version of PC411 FOR WINDOWS for other operating systems, develop relationships with third parties for purposes of general distribution and specific industry penetration, and upgrade its technologies and services. There can be no assurance that the Company will be successful in addressing such risks.

    The extremely limited operating history of the Company makes the prediction of future results of operations difficult or impossible. The Company believes that period to period comparisons of its operating results are not meaningful and the results for any period should not be relied upon as an indication of future performance. The Company currently expects to significantly increase its operating expenses as it builds its sales and marketing staff, increases product development spending, and invests in infrastructure. As a result, the Company expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of December 31, 1996, the Company had an accumulated deficit of $1,606,542. As a result, the report of the Company's independent public accountants, in connection with the audit of the Company's financial statements as of December 31, 1996, includes an explanatory paragraph stating that the Company's losses from operations and deficit accumulated during the development stage raise substantial doubt about the Company's ability to continue as a going concern. See "Risk Factors--Development Stage Company; Limited Operating History," "--Financial Condition; Going Concern Qualification in Auditor's Report" and "--Dependence Upon Offering; Significant Capital Requirements; Possible Need for Additional Financing; No Assurance of Additional Financing."

    As a result of the Company's limited operating history, the Company does not have historical financial data for any significant period of time on which to base planned operating expenses. The Company's expense levels are based in part on its expectations concerning future revenue and to a large extent are fixed. Quarterly revenues and operating results depend substantially upon signing up new customers, retaining such customers, and advertising revenues, if any, which are difficult to forecast accurately. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue in relation to the Company's expectations would have an immediate adverse effect on the Company's business, results of operations and financial condition. In addition, the Company currently expects to increase significantly its operating expenses as it builds its sales and marketing staff, increases product development spending, and invests in infrastructure. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially and adversely affected.

    The Company licenses its database from Pro CD. Furthermore, the Company pays Pro CD a percentage of revenues earned from the display of Pro CD's listing data, with minimum quarterly payments. The Company typically charges its customers a $15.00 registration fee and then on a per use basis. The registration fee is applied to use of the service and is recognized as the customer uses the service. The Company also charges annual subscription fees in certain circumstances and these fees are recognized over a 12 month period. Recently, the Company has entered into distribution agreements with three computer equipment manufacturers and one modem manufacturer, pursuant to which PC411 FOR WINDOWS will be installed on a computer's hard drive or a copy of PC411 FOR WINDOWS will be included with the purchase of a modem. The Company pays or will pay a distribution fee to the three computer equipment manufacturers and one modem manufacturer for the distribution of PC411 FOR WINDOWS either based upon the number of new customers that sign up for the PC411 service or the revenues that such new customers generate. Although the Company has experienced slight revenue growth in recent months due to these bundling agreements, there can be no assurance that revenues of the Company will continue to increase, that revenues will continue at their current level, that the Company will be able to maintain these arrangements, or that the Company will enter into additional distribution arrangements with other third parties. The Company has recently been notified by Sony that as of June 1997 it will no longer include in its new releases products, such as PC411 FOR WINDOWS, which require users to pay for services. Sony accounted for approximately 14% of the Company's customers through December 31, 1996. In addition, the Company is offering the PC411 service over the Internet and is planning to sell advertising on its Web site. To date, the Company has not generated any advertising revenue and it is impossible to project when, if ever, such revenue will be generated.

    The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of usage of the Internet, demand for Internet advertising, the continued growth of private intranets, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new products or services by the Company or its competitors, pricing changes in the industry, technical difficulties with respect to the use of the PC411 service, general economic conditions and economic conditions specific to on-line services and the Internet. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, results of operations and financial condition. Due to all of the foregoing factors, the trading price of the Company's Common Stock would likely be materially and adversely affected.

RESULTS OF OPERATIONS

    REVENUES. The Company's revenues have been derived from registration fees and usage charges for the modem dial-up PC411 service. Beginning with the 1996 fiscal year, revenues are recognized over the period in which the related services are to be provided. Deferred revenue consists of non-refundable registration fees and annual subscription fees billed in advance. Had such policy been in effect prior to fiscal year 1996, the effect on the Company's financial statements would have been immaterial.

    Revenues for the years ended December 31, 1996, 1995 and 1994 were $55,915, $12,144 and $352, respectively. The Company recorded deferred revenue of $25,387 for the year ended December 31, 1996. The increase in revenues for the year ended December 31, 1996 was due primarily to the bundling arrangements with IBM and U.S. Robotics. The revenues for the year ended December 31, 1995 occurred primarily in the fourth quarter and were due primarily to increases in advertising and public relations spending.

    COST OF REVENUES. Cost of revenues consists primarily of the cost of data. The Company's contract with Pro CD for the listing data provides for payments to Pro CD equal to a specified percentage of revenues that the Company generates from distributing the data, with minimum quarterly payments. The Company's revenues to date are not greater than the minimum quarterly payments and, as such, the cost of revenues exceeds revenues. Cost of revenues also includes materials costs and distribution fees paid primarily to IBM and U.S. Robotics. Cost of revenues for the years ended December 31, 1996, 1995 and 1994 were $94,773, $92,694 and $10,073, respectively. The increase from 1995 to 1996 was due primarily to the bundling arrangements with IBM and U.S. Robotics. The increase from 1994 to 1995 was due primarily to the cost of data.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee compensation associated with the design, programming, and testing of the PC411 service. Research and development expenses for the years ended December 31, 1996, 1995 and 1994 were $248,736, $142,841 and $154,556, respectively. The increase from 1995 to 1996 was due primarily to the increase in the number of programmer hours. The decrease from 1994 to 1995 was due primarily to a decrease in the number of programmer hours. To date, all research and development costs have been expensed as incurred. The Company anticipates continuing to make significant expenditures to develop new and enhanced services.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of public relations, print advertising, and trade shows. Sales and marketing expenses for the years ended December 31, 1996, 1995 and 1994 were $37,772, $97,900 and $7,670, respectively. The decrease from 1995 to 1996 was primarily attributable to a decrease in print advertising. The increase in sales and marketing expenses from 1994 to 1995 was primarily attributable to the expenses incurred to introduce PC411 at a trade show in the fourth quarter of 1995 and public relations and print advertising expenses. The Company intends to pursue an aggressive branding strategy and as a result expects an increase in the absolute dollar level of sales and marketing expenses in future periods.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of expenses for administration, office operations, and general management activities, including legal, accounting, and other professional fees. General and administrative expenses have increased significantly since the Company's inception. This trend reflects the costs associated with the formation of the Company, and increased efforts to commercialize the Company's products and services. General and administrative expenses for the years ended December 31, 1996, 1995 and 1994 were $387,511, $250,152 and $24,634, respectively. These increases were due primarily to additional payroll costs relating to management personnel, consulting fees, professional fees, rent expense and insurance costs. The Company anticipates that general and administrative expenses will continue to increase as the Company hires additional personnel following the Offering, as well as expenses associated with being a public company.

    OTHER INCOME (EXPENSE). Net interest expense for the year ended December 31, 1996 was $170,445, consisting of interest expense of $174,859 and interest income of $4,414. The interest expense is attributable entirely to the NVC Notes. Of this amount, $160,940 represents the imputed discount on the NVC Notes as a result of the change in the conversion ratio with respect to the Preferred Stock all of which was amortized by December 31, 1996. The Company had net interest income for the years ended December 31, 1995 and 1994 of $22,505 and $1,037, respectively. The Company also recorded $22,862 of non-recurring consulting revenue for the year ended December 31, 1994 which was not related to the PC411 service.

    INCOME TAXES; NET OPERATING LOSS. Through May 12, 1995, the Company was a subchapter "S" corporation, and as such, incurred no federal corporate income taxes and losses incurred through that date were reported by individual stockholders on their personal tax returns. From May 13, 1995 through December 31, 1996, the Company had no income and therefore made no provision for federal and state income taxes other than the required California state minimum tax of $800. At December 31, 1996, the Company had approximately $1,250,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income, if any. Such carryforwards expire in 2010. The tax effect of the net operating loss available to offset future taxable income results in a gross deferred tax asset of approximately $540,000, which has been fully reserved due to uncertainties regarding the realizability thereof.

    Under the Tax Reform Act of 1986, the amounts of and the benefits from net operating loss carryforwards are subject to certain limitations. Events which may cause such limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. The Company anticipates that a 50% change in ownership will have occurred as a result of the conversion of the Preferred Stock, the stock split and the consummation of the Offering. See "Capitalization-Reorganization and Stock Split."

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception the Company has financed its operations through the private placement of Preferred Stock and secured short term borrowings from NVC. The Company has not been able to generate sufficient cash from operations and, as a consequence, additional financing has been required to fund ongoing operations. Cash used in operations for the years ended December 31, 1996, 1995 and 1994 were $670,881, $531,701 and $161,980, respectively. The primary reason for the increase in the negative cash flow in 1996 as compared to 1995 is the increase in development and operating expenses during the period. The increase in negative operating cash flow in 1995 as compared to 1994 was due primarily to product development and operating expenses associated with developing the PC411 service.

    Capital expenditures for the years ended December 31, 1996, 1995 and 1994 were $18,406, $123,720 and $57,319, respectively. These expenditures were primarily for computer equipment for the Company's data center and leasehold improvements.

    Cash provided by financing activities for the year ended December 31, 1996 was $327,065, all of which was advanced by NVC and which is evidenced by the NVC Notes. The NVC Notes are secured by all of the assets of the Company, bear interest at 12% per year, and are due upon demand. Cash provided by financing activities for the year ended December 31, 1995 was $1,001,000, and was derived from the sale of 1,820 shares of Preferred Stock to DAH, a wholly owned subsidiary of NVC. In December 1996, NVC made a demand for payment of the NVC Notes. The Company failed to pay the amount due. In January 1997, the Company, certain stockholders of the Company and NVC entered into an agreement pursuant to which, among other things, NVC agreed to withdraw its demand and to provide additional funding for the Company. The Company anticipates that at the date of this Prospectus the total amount to be evidenced by the NVC Notes will be approximately $600,000. The Company will issue the NVC Warrants in satisfaction of $250,000 of such indebtedness and the balance, $350,000, will be repaid out of the proceeds of this Offering. See "Certain Transactions."


    The Company currently anticipates that the gross proceeds from the sale of the Units will generate $6,037,500 (or $6,943,125 if the Over-Allotment Option is exercised in full) before commissions and offering expenses of approximately $1,280,000 (approximately $1,400,000 if the Over-Allotment Option is exercised in full.) The Company expects to use a portion of the net proceeds to repay the principal balance and accrued interest due on the NVC Notes, accumulated dividends on the Preferred Stock and a fee to the Underwriter for consulting services. The balance of the net proceeds will be used to complete the introduction of the PC411 service over the Internet, marketing, sales and advertising, development of new services, and for general corporate purposes and working capital purposes.

    The Company expects that its cash used in operating activities will increase in the future. The timing of the Company's future capital requirements, however, cannot be accurately predicted. The Company's capital requirements depend upon numerous factors, principally the acceptance and use of the PC411 services and the Company's ability to generate advertising revenue. If capital requirements vary materially from those currently planned, the Company may require additional financing, including, but not limited to, the sale of equity or debt securities. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained. Any additional equity financing may be dilutive to the Company's existing stockholders, and debt financing, if available, may involve pledging some or all of the Company's assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations, which would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company believes that the net proceeds from the Offering will be sufficient to meet the Company's operations and capital requirements for the next 12 months, although there can be no assurance in this regard. Although there can be no assurance, management believes that upon completion of the Offering, the Company will be able to continue as a going concern for the next 12 months.

                                    BUSINESS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING INFORMATION WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company is a development stage enterprise which currently offers an on-line directory assistance service. The Company's database includes over 110 million names, telephone numbers, addresses and ZIP codes in the United States and Canada. The Company's goal is to establish PC411 as a brand name for on-line directory assistance by designing, developing, and providing comprehensive, efficient, and easy-to-use directories that facilitate communication among businesses and individuals in the United States and Canada and are accessible either through a direct modem dial-up connection, from a Web page on the Internet, via private intranets, or through other on-line communications media that may develop in the future.

    Currently, a customer can access the PC411 service by two methods, both of which require a personal computer and modem. The direct dial-up service requires the use of the Company's copyrighted Windows-based software program, PC411 FOR WINDOWS. The PC411 service is also available on the Internet at HTTP:// WWW.PC411.COM. Internet access requires the use of a Web browser such as Netscape Navigator-Registered Trademark- or Mircrosoft
Explorer-Registered Trademark-. Currently, users of the PC411 service on a dial-up basis generally pay for the use of the service while use over the Internet is free of charge.

    The Company believes that the growth of the Internet and private intranets will provide the Company with a larger market and new opportunities to generate revenue. The Internet gives the Company access to a growing, worldwide base of potential users. Internet access is available through a number of existing and planned devices and methods. Current access methods for individuals include using personal computers and standard telephone or ISDN lines. Businesses, universities, government offices and other organizations can connect to the Internet using personal computers, midrange computers or mainframes with high bandwidth telephone lines capable of carrying large amounts of information at high speeds, such as ISDN, T-1 or T-3 lines. Potential future high bandwidth access methods include coaxial cable, high-speed, digital ADSL telephone lines, and wireless connections. While the devices used to connect to the Internet today are limited to personal, midrange, or mainframe computers, potential future devices include televisions, Internet enabled telephones with screens for homes and offices, inexpensive computer terminals often referred to as network computers, personal digital assistants (often referred to as palmtop computers), pagers, cellular telephones, or any other communication enabled electronic device. In addition, large organizations continue to invest and develop their private intranets. The Company believes that it can provide on-line directory services and tools to such organizations to populate their networks with both industry specific as well as general market directory information on-line. This would allow for greater flexibility in the custom presentation of internal and external data, while still allowing for dial-out to the PC411 data center for searches that cannot be fulfilled locally.

    To date, substantially all of the Company's capital has been invested in software and systems development to provide the PC411 service on a commercial basis. The Company's expenditures for marketing PC411 to date have been insignificant and the Company has not developed any significant customer base or revenues. A substantial part of the net proceeds of the Offering will be used to increase the Company's sales capability and for marketing and advertising.

INDUSTRY BACKGROUND

    The Company believes that the traditional methods used to access names, addresses, ZIP codes and telephone numbers for directory assistance or marketing purposes are inefficient, antiquated, and expensive. Individuals and businesses spend a great deal of time and money researching such information, often making multiple telephone calls or consulting multiple directories. Furthermore, traditional directories do not provide this information in a digital format, requiring additional effort by the user to type the information into a computer if the user wants to use the information in other applications. Organizations

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that want to market directly to a group of people or businesses spend a substantial amount of time and effort compiling lists of names and locating addresses and telephone numbers for those names.

    DIRECTORY ASSISTANCE. Operator directory assistance or telephone books can only be used to look up a small number of names at a time and are only effective if one knows the location for the individual or business. Transferring information obtained from operator directory assistance or the telephone books to a computer requires additional effort.

    YELLOW PAGE DIRECTORIES. Printed "yellow page" telephone books provide a list of companies in a geographic area ordered by the types of products or services those companies sell. The yellow pages provide a way for the listed companies to advertise their services to a local audience.

    ON-LINE SERVICES, THE INTERNET AND INTRANETS. The growth of communication enabled personal computers and the publication of on-line databases has resulted in a rapid increase in the number of businesses and individuals that use computers to access information on-line. Historically, access to information was slow, expensive, and required extensive training, but in the 1980s the major consumer on-line services began to attract substantial numbers of customers by offering entertainment, communications, and access to general interest content with relatively easy-to-use interfaces and simple pricing plans.

    The Internet is a network linking public and private computers around the world. Initially, the Internet was used almost exclusively by academic institutions and government agencies to exchange information. The proliferation of communication enabled personal computers, computer databases that present information in a multi-media format, the development of intuitive, simple to use graphical software programs known as Web browsers and widely available, low-cost Internet access has made the Internet accessible to non-technical users.

    Organizations are starting to publish and share internal information on their private networks using Web servers. Such internal networks using Internet protocols are referred to as "intranets". Web browsers can be run on most of the popular computer operating systems, such as Windows 3.1, Windows 95, Windows NT, Apple Macintosh, IBM OS/2, and Unix and therefore people in all departments can view, publish, and share information across different hardware and operating system platforms. The use of the Internet and Internet protocols allows an organization to extend its internal information systems and enterprise applications to geographically dispersed facilities, remote offices, and mobile employees, whether they are on different floors, across the street, or across the globe. Since users within the organization only have to learn how to use the Web browser to access a wide variety of information, training costs are reduced. Intranets also allow users to easily access data outside of their organization that is published on the Internet by third party information providers such as the Company.

    E-MAIL COMMUNICATION. The rapid growth of the Internet has resulted in increased E-mail communications and the development of the Internet as a new mass communications medium. The Company believes that the use of E-mail will continue to grow and will evolve from simple text based messages into a communication medium incorporating text, sound, voice, graphics, and video. E-mail provides practically instant delivery of text, sound, images and computer files, and can be sent to a large number of recipients at any costs which are generally less than mail, telephone or other forms of communication.

CURRENT PRODUCTS AND SERVICES

    In its current form, the PC411 service provides functions not possible or practicable with conventional operator directory assistance services including
(a) searching for a listing in every phone book in the United States or Canada without having to know the area code or city, (b) searching for an individual with just a last name, (c) searching by telephone number to provide the associated name and address, (d) batch processing hundreds of names, (e) automatically searching the areas surrounding a city for a listing, (f) providing addresses and ZIP codes in addition to telephone numbers, (g) providing nationwide AT&T 800 numbers, (h) appending telephone numbers to a list of names and addresses and (i) supplementing a list of telephone numbers with names and addresses. The Company's search engine will, among other things, automatically search up to an entire state if there is no listing in a city, find alternate spellings of a first name, return names listed with just an initial, and search AT&T's national 800 directory as part of every business search. PC411 FOR WINDOWS enables users to search for listings one at a time or to batch process hundreds of listings and allows users to edit, print, sort and save the information, dial the telephone number found, and transfer the information to other applications such as word processors and databases. PC411 FOR WINDOWS does not require a commercial on-line account or a connection to the Internet.

    RESIDENCE SEARCHES. PC411 allows a user to search more than 93 million published residential telephone numbers and addresses in any city in the United States or Canada by typing in the person's name. The Company's search engine is designed specifically to search for name and address information. PC411 can search by just the last name, will search for alternate spellings of the first name, will bring back listings that have only an initial, and will expand and search surrounding metropolitan areas up to an entire state if there is no listing in the specified city. A user can also search a state, a group of states such as the Southeast, or even the entire United States or Canada for a listing.

    BUSINESS SEARCHES. PC411 allows a user to search more than 17 million published business telephone numbers and addresses in any city in the United States or Canada by typing in the business name. The Company's business search engine will search for alternate business listings and will expand and search surrounding metropolitan areas up to an entire state if there is no listing in the specified city. PC411 also returns a description of the target industry in most cases. A user can also search a state, a group of states such as the Northeast, or even the entire United States or Canada for a listing. Each time a user conducts a business search, PC411 will automatically search the AT&T nationwide directory and provide the published nationwide AT&T 800 numbers, if any.

    800 SEARCHES. The PC411 service allows a user to search a database of AT&T 800 listings for businesses that have nationwide 800 numbers. PC411 also searches this database automatically each time a user looks up a business listing. For all matching listings, the PC411 800 search provides the company name, the 800 number, the address, the ZIP code, and a standard business description.

    REVERSE NUMBER SEARCHES. The PC411 service allows a user to type in a seven digit telephone number and search a particular area code, state, region, or even the entire country for all of the residence or business listings with that number. In the event PC411 cannot locate the telephone number in a specified area code, it will automatically search all other area codes in that state for the telephone number.

    MULTIPLE SEARCHES. The PC411 service allows a user to type in or import from another database a list of hundreds of residential names, business names and/or telephone numbers and then search all of them with just one connection. This feature allows a user to update a customer list, append telephone numbers to a list of names and addresses and supplement a list of telephone numbers with a names and addresses. The results of the searches can be sorted, edited, saved, printed, transferred to a word processing program, or used in other database applications.

EXPANSION OPPORTUNITIES

    NEW MARKETS. At present, almost all users of the Company's services appear to be individual consumers, as opposed to businesses. Such users are, generally, accessing PC411 via direct dial up from windows based computers running PC411 FOR WINDOWS. All current subscribers to the PC411 service have acquired this software either by purchasing products manufactured by bundle partners or having downloaded the software from the PC411 Website. At present, the PC411 service delivered by the Website is limited in scope and is currently not generating revenues.

    The Company believes that its future growth lies not in the general consumer market but in the business to business market. Accordingly, the Company will target the "small office home office" (SOHO) market and organizations with private intranets. SOHO users, generally, are persons who do not work in the traditional corporate office environment. This segment is made up of firms that employ a limited number of people, sole proprietors and sole practitioners, corporate employees that work either full-time or part-time from their home or a satellite office, and persons whose job requires a substantial amount of travel. Such persons still require resources for support services and data from their remote locations that were taken for granted in the centralized corporate office structure. With the development and accessibility of the Web, services, such as digital data searches, are now available to such persons.

    Private intranets are, generally, large scale computer operations that support an extended number of employees. A private intranet can take many forms. The most common forms today are Local Area Networks, Wide Area Networks (WANs), Enterprise Networks, Metropolitan Networks and Multinational Networks. Each form is built around a server technology which interconnects people in real time via computers, terminals, printers, modems and telephones. Because large inter-networking operations (connections between networks) extend multiple sites, it has become a common practice to use digital telephone technology to connect the different parts of a private intranet. Due to the sensitivity and the proprietary nature of data being shared across such a network, network security and integrity have become major issues. Most operators of such networks today need to establish extensive firewall and encryption technologies to protect the value of the data being shared. Accordingly, many such organizations are creating procedures restricting outbound connectivity between their private intranet and the public Internet. Almost all restrict public Internet users direct access to their private intranet.

    In a private intranet, a single organization or group of organizations is exchanging information using servers, computers, modems, phone lines, and telephony systems in some defined combination. Within these organizations or groups of organizations, directory data is presently being distributed. Most likely the distribution is in the form of hard copy data. This directory data is more often than not, expensive to maintain, produce and update. In very large organizations, it is out-of-date at the immediate point of final distribution. Additionally, these organizations have a high level of operator assisted information services. By combining the presentation of the Company's data listing in a form tailored to the organization's accepted guidelines, populating it with the human resource listings for the organization and adding routing controls to the telephone system, the organization can realize an immediate reduction in bottom line operating costs. Given its experience with on-line directory services, the Company believes it can create digital directory databases for these entities either entirely populated on the organization's private intranet, externally at the Company's data center or a combination of the two. If the directory is wholly or partially maintained externally, it can be accessed through a direct dial up connection, by a direct connection to the Company's Web server or through the Internet.

    SEARCHING CAPABILITIES. The Company intends to increase its searching capabilities by allowing the customer to search for addresses using the criteria listed below. Providing these searches may create opportunities to sell targeted advertising. Searches by business headings may provide the Company with the opportunity to sell product specific advertising, while searches by addresses may provide the Company with the opportunity to sell geographically targeted advertising.

        BUSINESS HEADING SEARCHES. The majority of the Company's business listings contain Standard Industrial Classification codes that can be used to provide an "electronic yellow pages" service or generate mailing lists for the Company's customers. By providing business heading searches, a business customer could use the PC411 service to look for all "machine shops" in a state or an individual could look for all "florists" within a city.

        REVERSE ADDRESS SEARCHES. By indexing the listings by address and designing search techniques tailored to address and geographic information, the Company will be able to offer services such as creating targeted geographic mailing lists for areas as small as a single street or building or searching for a business type such as "dry cleaners" in a certain radius.

    ADDITIONAL DIRECTORIES OF ADDRESS INFORMATION. Currently, the Company provides name, telephone number, address, and ZIP code information for United States and Canadian listings in a manner that is designed to be easier, faster, and more productive than using directory assistance or the telephone book. The Company expects to enhance its PC411 service by adding new address information if such information is available to the Company on favorable economic terms. For example, the Company recently added AT&T's nationwide 800 directory in March 1996 so that PC411 automatically searches the AT&T 800 directory and returns any matching 800 listings whenever a user looks up a business. The Company may add census and other demographic information and targeted mailing lists to its service either independently or by licensing data from other third party vendors.


    The Company may attempt to acquire and/or create additional databases through a number of means including: licensing data from third parties, collecting addresses from voluntary registrations at the Company's Web site, using automated Web traversing programs (often referred to as "spiders"), and from other promotions and services that encourage users to supply their data. There can be no assurance that the Company will be able to amass directories of additional data, maintain the accuracy of such addresses, associate the addresses with the listings from other sources or add other demographic information or that a market will develop for any such database.


    PROVIDING SERVICES TO OTHER WEB SITES. The Company may enter into formal and informal arrangements that would allow Internet users to access the PC411 service through other Web sites. These arrangements may allow the Company to offer a branded service, co-brand its service with other services or simply provide the data without reference to PC411. Informal arrangements may allow Web sites, unknown to the Company, to display the PC411 logo and initiate searches that would bring users to the PC411 Web site.


    CREATION OF SPECIALIZED PRODUCTS. The Company may enter into formal or informal relationships with respect to the development of specialized data delivery for traditional broadcast and/or cable outlets on a syndicated basis. This business envisions the creation of a product, based on a directory database of internet and Web addresses, the content of which would be tailored to meet the specific on-line preferences of audiences viewing local broadcast/cable channels who are also users of on-line and internet services. The PC411 product may have nationally branded content as well as content that is custom tailored to the local outlet and marketed under the local brand of the broadcast or cable operator.


MARKETING AND DISTRIBUTION STRATEGY

    The Company's primary marketing objective is to establish itself as an Internet/intranet information publishing and distribution company. All marketing efforts will associate the registered "PC411" service mark with easy, quick, accurate, and comprehensive directory assistance. The Company plans to focus its marketing activity on the SOHO market and on organizations which maintain private intranets. The Company will attempt to extend the PC411 brand name and identity with computer and computer peripheral manufacturers, software developers, cable/modem manufacturers, and telephony systems manufactures. The Company intends to update and extend its user base with a PC411 newsletter, qualifying its users and obtaining information about their buying habits and equipment use. All marketing plans will be supported, to the extent appropriate, by public relations support as well as targeted trade shows, advertising and creative efforts to build the PC411 brand name as an information publisher and distributor.

    The Company currently provides PC411 FOR WINDOWS for free. Use of the PC411 service with this software requires direct dial to the Company's data center. Users of the PC411 service on a direct dial up basis are generally charged a $15.00 registration fee and $0.50 per search. The Company has implemented a plan whereby users can choose to pay a $29.95 annual subscription fee and would be entitled to unlimited searches. Such plan will be available on PC411 FOR WINDOWS bundled with IBM, U.S. Robotics, Sony, and Hewlett-Packard products. The Company has recently been notified by Sony that as of June 1997 it will no longer include in its new releases products, such as PC411 FOR WINDOWS, which require users to pay for services. Sony accounted for approximately 14% of the Company's customers through December 31, 1996. For the SOHO market, the Company will offer a monthly subscription rate for a fixed number of users and unlimited searches. The actual subscription rate would depend on the actual number of users. The Company believes that such a pricing plan will make the PC411 service highly competitive with current directory assistance sources for businesses of all sizes.

    Currently, searches conducted at the Company's Web site are free of charge. The Company intends to continue this policy with respect to base level (I.E., single criteria) searches. However, as the PC411 service available over the Internet is enhanced and upgraded, fees will be charged for more complex searches. Such services may be sold on a per transaction basis or on a monthly or annual subscription basis. The

Company also intends to attempt to sell advertising on its Web site to generate revenues. Advertising may in the future be targeted and delivered based upon the type of searches a customer performs.

    PURSUE BUNDLING AND OEM ARRANGEMENTS. The Company intends to distribute PC411 FOR WINDOWS through "bundling" arrangements with computer equipment manufacturers similar to its existing bundling agreements with Hewlett Packard, IBM, Sony and U.S. Robotics. Currently, the Company has bundling agreements with IBM to distribute PC411 FOR WINDOWS with its Aptiva brand of consumer personal computers, with Sony on its VAIO line of consumer personal computers, with certain lines of Hewlett-Packard's VECTRA personal computers that are targeted towards small businesses, and with U.S. Robotics' SPORTSTER brand of modems. The manufacturers are responsible for all costs associated with the duplication and distribution of the software. The Company in turn pays the manufacturers a commission for each new customer they deliver. The Company intends to pursue these arrangements with additional personal computer manufacturers, modem manufacturers, and software developers. There can be no assurance the any such additional bundling arrangements will be consummated by the Company or that existing bundling arrangements will be profitable. The Company has recently been notified by Sony that as of June 1997 it will no longer include PC411 FOR WINDOWS in its new releases. Sony accounted for approximately 14% of the Company's customers through December 31, 1996. The Company will also attempt to extend the bundling program to Original Equipment Manufacturers (OEMs). These are targeted partners that have highly technical products within which the PC411 software can reside as a "native" component. When the partner sells a system that uses the PC411 components, the Company shares in the revenues from that sale. In addition, the OEM partner will sell PC411 service support for which the Company will be compensated.

    ACCESS VIA THE INTERNET. In addition to the Company's existing on-line service, the Company intends to enhance the PC411 service currently available on the Internet. The graphical, multi-media nature of the Web also enables the Company to offer new services to a large number of potential customers. The presentation and access to data will be changed. Present base level searching (single criteria) will continue to be executed with commonly used Web browsers such as Netscape Navigator-Registered Trademark- and Microsoft Explorer-Registered Trademark-. Enhanced searching capabilities will require the use of applets which the Company will develop in Java and ActiveX (Java and ActiveX are specialized programming languages for the Web that allow for the creation of small programs or "applets") which are to be used in conjunction with Web browsers. The applet software for the Internet will have enhanced search capabilities not currently available. These applets will mimic in many ways the search capabilities that can be executed only with PC411 FOR WINDOWS. The applet software will be set up as a limited use evaluation product. The product will require registration for evaluation with a credit card. The evaluation period will give full access to all features of the site for a limited time. At the end of the evaluation period, the user will be billed for the first year subscription and each subsequent anniversary subscription.

    DEVELOP INTRANET SERVICES. The Company intends to adapt its services to the evolving Internet standards for directory structures and address information formats. Adopting these structures and formats and distributing the information over the Internet may allow the Company to provide the data to organizations that have private intranets. Such information distributed through the Internet can be integrated into third party applications such as phone systems, internal company directories and other information systems. The Company will offer its technology and capabilities to other organizations to help such entities minimize their directory assistance expenses as well as serving their on-line needs for internal and external communications. In addition, PC411 will provide selected Standard Industrial Code business listings customized for the company's business needs as a part of extending the branding of the PC411 service. By developing Internet and intranet solutions which provide a standard platform for data interchange, the Company can deliver its services to a diverse group of customers. In targeting specific industries, the Company will seek to engage sales executives who are familiar with the targeted industries. Fees would be generated for customization of the data, maintenance and service and frequency and number of users.

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
    Nevertheless, from time to time, subscribers have experienced significant delays in contacting, and in receiving responses from the Company's customer and technical support personnel. In certain situations, these events have created customer relations issues for the Company including cancellation of the account.

    PUBLISHING PARTNERS. The Company will also explore relationships with other companies that publish data to specific industry segments. The intent is to develop alternative revenue streams by enabling the publishers to deliver the data that they presently distribute to a specific market with the PC411 search technology. Thus, the Company will penetrate new market segments with a minimum investment in sales representation.

TECHNOLOGY AND PRODUCT DEVELOPMENT

    A key part of the Company's ability to generate revenues depends on its ability to define, sort and deliver data (listing information) in a timely, secure and dependable time frame. The Company's data center allows the Company to operate in just such a manner. The design allows for scalability, duplication, security, accuracy and dependability in executing user demands. As users require alternate configurations to address their individual intranet or SOHO needs, the system can be easily reconfigured.

    The Company's data center is accessible by answering machine 24 hours a day, 7 days a week and is housed in a secure, temperature controlled computer room with an emergency power supply. Nevertheless from time to time, subscribers have experienced significant delays in contacting, and in receiving responses from the Company's customer and technical support personnel. In certain situations, these events have created customer relations issues for the Company including cancellation of the account.

    The Company's server technology encompasses search techniques specifically designed for names, businesses, telephone numbers and addresses, and licensed database and other software from third parties. The core design of the Company's data center is a scaleable, object oriented, distributed, information search and retrieval system. The Company's graphical user interface enables users to access and search the database of telephone book listings and receive rapid responses to their queries. The Company's core technology is characterized by the following important features:

    SEARCH ACCURACY. The Company's search techniques are designed to mimic the thought process of a very experienced and fast directory assistance operator. The Company's core technology is designed to find a listing for a user taking into account that (a) the user most likely does not know exactly how the business or residence is listed, (b) the myriad of ways people and businesses choose to be listed in telephone books and (c) the inconsistent formats used in different telephone books.

    FLEXIBLE AND SCALEABLE ARCHITECTURE. The distributed server architecture consists of independent servers that handle modem communications, Internet communications, customer usage tracking and management, customer billing, and the storage and retrieval of over 110 million listings. Multiple instances of each server software can co-exist and share work loads while system monitoring software can re-establish connections between different server programs if necessary. This structure provides for fast access, shared processing, fault tolerance, and rapid scaleability. The servers are housed in a secure, temperature controlled computer room with an uninterruptable power supply. The modem communication server can handle multiple modem connections simultaneously. The Internet communications server connects the PC411 service to the Internet through a partial T-1 line. The customer database establishes, maintains, and processes accounts for the Company's customers and permits and tracks usage of the PC411 service. The billing functions provide real time credit card verification and electronic, batch credit card processing. The listings database server provides access to a database of more than 110 million records using the Company's search techniques. Data is maintained and stored on fault tolerant hard disk drives.

    BUSINESS MANAGEMENT FUNCTIONS. The Company's core technology includes features for essential business management functions related to the Company's on-line service. These functions include listing

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
management, subscriber management and billing, and commission tracking. For example, the listing management function permits the Company to charge users by the listing or by the search and lets the Company provide and track trial usage by either a dollar limit, a connections limit or a days limit. The Company believes these functions provide a sophisticated and valuable foundation for managing relationships with subscribers, data providers and marketing partners.

    DATA DIVERSITY. The Company licenses its data from Pro CD and currently stores over 110 million telephone book listings from the United States and Canada. The Company's systems allow for the integration and delivery of multiple sources of data. This capability includes software filters that transform third party data suppliers content into standard formats for loading into the database. As a result, the Company, if required, can accept multiple data sources.

    INTEGRATION. It is the Company's strategy to re-design PC411 FOR WINDOWS to link directly into third party software packages (I.E., personal information managers, contact managers, databases, word processors, E-mail managers, and mail list management software). The Company also intends to develop its internet software tools as plug-ins for Web browsers and search engines (I.E.,Microsoft Explorer, Netscape Navigator, Qualcomm Eudora, Alta Vista Extensions). Additionally, the Company intends to develop OEM products for proprietary hardware manufacturers in the telephony and cable modem markets.

COMPETITION

    The on-line services market and the market for listing information and related services is extremely competitive and there are no substantial barriers to entry. The Company expects that competition will intensify in the future. The Company competes, and will in the future compete, with traditional, widely used directory services such as the printed white pages, yellow pages, operator assisted directory services, on-line directories, CD-ROM directories, and with mailing list providers, many of which provide their information both in electronic and traditional forms. The Company is currently aware of approximately a dozen Web sites that provide residential and business listings and/or E-mail addresses, including those belonging to Netscape Communications Corporation and Yahoo!, Inc. Generally, all of the Company's competitors have substantially greater financial, technical, human, and marketing resources than those of the Company and greater experience than the Company in developing and marketing on-line services and directory databases. Such companies include local, regional and long distance telecommunication companies, telephone directory publishers, on-line or Internet services, a multitude of regional, international and industry specific directory companies, and a variety of commercial and institutional search engines and databases. In addition, many of the Company's competitors provide directory assistance listings for free in order to attract viewership and advertise their other products. Telephone companies have provided directory assistance services for many years in conjunction with their common carrier telephone communication services. They also control the updating, production and distribution of telephone books which contain telephone numbers and address information. Traditionally, they have held dominant positions in their respective markets. Telephone companies may respond to new competition, including competition from the PC411 service, by enhancing their services in ways that cannot be matched by PC411 due to their position in the telecommunications industry and by linking directory assistance service to other products and services they offer. The Company believes that its ability to compete successfully will depend upon a number of factors, including brand awareness and market presence; the quality and completeness of its data; the accuracy of its search engine; the pricing policies of its competitors and suppliers; the features, ease of use and timing of introductions of new services by the Company and its competitors; and industry and general economic trends. Competitive pressures could result in reduced market share, price reductions, and increased spending on marketing and product development, which could adversely affect the Company's earnings and its ability to gain market share.

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INTELLECTUAL PROPERTY

    The Company believes that it will be critical to establish itself as a branded supplier of directory assistance services and information. Accordingly, the Company regards its copyrights, service mark, trade secrets, and similar intellectual property as important to its success, and relies upon trademark and copyright law, trade secret protection, and confidentiality and/or license agreements with its employees, customers, partners, and others to protect its proprietary rights. "PC411" is a registered service mark on the principal register of the United States is owned by the Company. In addition, the Company has copyrighted the PC411 FOR WINDOWS software. No assurance can be given that any copyright or service mark will be enforceable and copyright laws afford only limited protection. Furthermore, there can be no assurance that any copyright or other rights will exclude competitors or provide competitive advantages to the Company. The Company intends to protect its mark and copyright by taking appropriate legal action whenever necessary, although there can be no assurance that the Company will be able to effectively enforce or protect its rights and prevent others from using the same or similar marks or copyrights. The Company's inability or failure to establish, or adequately protect its intellectual property rights may have a material adverse effect on the Company. A determination that the Company's use of the mark "PC411" infringes or otherwise violates the rights of owners of similar marks may cause the Company to incur significant expense and may also have a material adverse effect on the Company's growth prospects. See "Legal Proceedings" below.

REGULATION

    Generally, there are few specific government imposed limitations or guidelines pertaining to customer privacy or the pricing, service, characteristics or capabilities, geographic distribution or quality control features of products and services sold over the Internet. There exists, however, the risk that a U.S. governmental policy for regulating of the data network industry could be affected by executive order, legislation regulation or administrative rules or orders. Any such policy or regulations could have a material adverse effect on the Company, particularly if it makes use of and access to the Internet more difficult or costly. The Company cannot predict the impact, if any, that future regulation, legislation or regulatory changes may have on its business. There is currently pending in Congress legislation which would grant protection similar to copyright protection to compilers of data. Such legislation, if enacted, may give telephone companies the right to preclude others, such as Pro CD, from converting printed telephone directories into digital format without the consent of the telephone companies. In such event, the Company would have to seek alternative sources for licensing its database. There can be no assurance that such alternative sources would be available or would be willing to enter into a license arrangement with the Company on terms and conditions acceptable to the Company, if at all. In addition, recent legislative enactments, such as the Telecommunications Act, and pending legislative proposals aimed at limiting the use of the Internet to transmit certain information may decrease demand for Internet access, chill the development of Internet content, or have other adverse affects on Internet service and product providers. In light of the uncertainty attached to interpretation and application of such laws, there can be no assurance that the Company would not have to modify its operations to comply with the statute. Finally, although the Company distributes published information that is already legally available to the public, there can be no assurance that due to the ease and price at which this information is available through PC411 that the Company will not face issues regarding invasion of privacy. Regulatory changes or new regulations relating to the telecommunications and media industries or with respect to invasion of privacy could directly effect the Company's business by either placing restrictions on PC411 or creating opportunities for other competitors.

INSURANCE

    The Company's operations are dependent on its ability to protect its data center and network systems against damage from fire, earthquake, power loss, telecommunications failure, natural disaster and similar events. The Company does not have redundant, multiple site capacity in the event of such occurrence. The Company's computer equipment is located at its facilities in Inglewood, California. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business and results of operations. While the Company carries property and business interruption insurance, such coverage may not be adequate to compensate the Company for all losses that may occur.

EMPLOYEES

    The Company currently has two full-time employees -- its Chief Executive Officer and Chief Technology Officer -- and two part-time employees. In addition, the Company uses three independent consultants, all of which are former executive officers of the Company. None of the Company's employees are covered by a collective bargaining agreement. The Company believes its relationship with its employees is good.

    In January 1997, all of the Company's executive officers and directors, including its founder Christopher C. Hansen, resigned. Immediately thereafter, the stockholders of the Company nominated and elected new directors who immediately appointed new officers. The former officers and directors resigned in order to pursue other opportunities. In connection therewith, termination agreements were entered into with the Company which provided for, among other things, mutual releases.

PROPERTIES

    The Company leases approximately 3,000 square feet of space in Inglewood, California which it uses as its executive offices and for all of its sales, data center, service and administrative functions. Monthly rent is $2,530 plus a proportionate share of utilities, insurance, capital and operation expenses. The lease terminates August 31, 2000. The Company may use a portion of the net proceeds of the Offering to expand or relocate its facilities.

LEGAL PROCEEDINGS

    There is no litigation pending against the Company. In March 1995, the Company was notified by a California company that its use of the "PC 411" name or any name with "411" infringed upon such company's right to their registered trademark. A demand was made that the Company cease and desist from use of the Company's registered "PC411" mark. The Company rejected such demand. The Company has not received any further communication with respect to this matter. The Company is not aware of any other threatened litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The Company's executive officers, directors, and nominees for directors are as follows:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Dean R. Eaker..........................          40   President, Chief Executive Officer and Director
Edward A. Fleiss.......................          40   Vice President--Chief Technology Officer
Robert M. Lundgren.....................          38   Vice President, Chief Financial Officer, Secretary, Treasurer and
                                                      Director
Richard J. Lampen......................          43   Director
George G. Levin........................          56   Director Nominee
Henry Morris...........................          43   Director Nominee

    DEAN R. EAKER was engaged as the President and Chief Executive Officer of the Company and became a director thereof in January 1997. Prior to that time, he was the President of Electronic Pictures Corp. ("EPC"), a company he founded in 1986. EPC specialized in developing markets for media and digital technology firms. After selling its publishing assets in 1989, EPC provided consulting services to publishing and technology companies such as Cowles Business Media and IBM's Media and Entertainment division. From 1991-1994, Mr. Eaker also served as Senior Vice President & Group Publisher of Knowledge Industry Publications, a publishing concern. In 1994, Mr. Eaker helped found Millennium Media Group, an electronic publishing company which published CD-ROM software for the education and consumer entertainment market. Mr. Eaker received a degree in Business Administration in 1979 from the University of Miami.

    EDWARD A. FLEISS was engaged by the Company in January 1997 to serve as Vice President--Chief Technology Officer. Since 1996, he has served as the Chief Technology Officer of EPC. From 1993-1996 he served as Technology Sales Manager for Marcus Technology, Inc., New York, NY, a network integration firm specializing in printing and publishing systems, where he was responsible for developing server based solutions for the integration of proprietary and non-proprietary pre-press graphics workstations and researched and evaluated the use of new technology to be included in client solutions. From 1989-1993, Mr. Fleiss was the Technology Manager of Profile PS, Inc., Plainview, NY, where his responsibilities included evaluating the Company's capabilities in high-end electronic production, co-ordinated the Company's involvement in the Beta testing of various products, staff training and resolving client desktop publishing related issues. Mr. Fleiss was also one of the original founders of the former Association for Imaging Service Bureaus, one of the predecessors of the International Digital Image Association. Mr. Fleiss received a Bachelor of Arts in Radio, Television and Film Production from the School of Communications and Theatre of Temple University in 1978.

    ROBERT M. LUNDGREN has served as Vice President, Chief Financial Officer, Secretary and Treasurer and a Director of the Company since January 1997. Since November 1994, Mr. Lundgren has been employed by NVC, a publicly held company engaged in the investment banking and brokerage business, in the ownership and management of commercial real estate in the United States and Russia and in the computer software business. Since May 1996, he has held the position of Vice President and Chief Financial Officer of NVC. From November 1992 to November 1994, Mr. Lundgren worked for Deloitte & Touche as a Senior Manager in the audit practice. Prior to 1992, Mr. Lundgren was an auditor at another "Big Six" accounting firm and held financial positions with several different companies. Mr. Lundgren has been a certified public accountant since 1981 and holds a Bachelor of Science in Accounting from Wake Forest University.

    RICHARD J. LAMPEN has served as a director of the Company since January 1997. Since October 1995, Mr. Lampen has been the Executive Vice President of NVC and since July 1996, the Executive Vice President of its affiliates, Brooke Group Ltd. ("Brooke"), a New York Stock Exchange listed holding company, and BGLS Inc. ("BGLS"), a wholly-owned subsidiary of Brooke. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992. Mr. Lampen is a director of NVC and Thinking Machines Corporation, a developer and marketer of data mining and knowledge discovery software and services in which NVC indirectly holds a controlling interest. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation and The International Bank of Miami, N.A., as well as a court-appointed independent director of Trump Plaza Funding, Inc. Mr. Lampen received a Bachelor of Arts degree from The Johns Hopkins University in 1975 and received a Juris Doctorate degree in 1978 from Columbia Law School.


    HENRY MORRIS has been nominated to become a director of the Company immediately upon the consummation of the Offering. Since 1989, Mr. Morris has been the Chairman and President of Morris & Carrick, Inc., a leading political media consulting firm. Mr. Morris is Chairman of the Board and Chief Executive Officer of Curran & Connors, Inc., a leading designer and producer of annual reports and corporate literature. Mr. Morris received a Bachelor of Arts degree in 1974 from Columbia College and a Juris Doctorate degree in 1978 from Columbia Law School.


    Each of the directors of the Company holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. At present, the Company's By-laws provide for not less than two directors nor more than nine directors. Currently, there are currently three directors of the Company, and upon consummation of the Offering there will be five directors. The Underwriter, for three (3) years after the date of this Prospectus, has the right to designate a director to serve on the Company's Board of Directors. The By-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of stockholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS


    Following the Offering the Board of Directors will have an Audit Committee comprised of Messrs. Lampen and Morris. The Audit Committee recommends to the Board of Directors the appointment of independent auditors, reviews and approves the scope of the annual audit of the Company's financial statement reviews and approves any non-audit services performed by the independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures.



    Following the Offering the Board of Directors will also have a Compensation Committee comprised of Messrs. Lampen and Morris. The Compensation Committee reviews and recommends to the Board of Directors compensation arrangements for officers and directors, administers stock option plans and reviews major personnel matters.


DIRECTOR'S COMPENSATION

    The Company will pay each director who is not a full-time employee of the Company an annual retainer of $5,000, payable quarterly and will reimburse the directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company. See "Stock Options" below.

EXECUTIVE COMPENSATION

    No executive of the Company received more than $100,000 in compensation in 1996. The following table sets forth the combined annual salary and bonus paid or accrued by the Company for the years ended December 31, 1995 and 1996 to the Company's then President and Chief Executive Officer who resigned in January 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                      ANNUAL COMPENSATION
                                                                                                  ----------------------------
NAME AND PRINCIPAL POSITION                                                              YEAR      SALARY($)      BONUS($)
-------------------------------------------------------------------------------------  ---------  -----------  ---------------
Christopher C. Hansen (1)............................................................       1996      50,000              0
                                                                                            1995      33,333              0

------------------------
(1) Mr. Hansen's annualized salary was $50,000 for 1995. However, he did not begin to draw any salary until May, 1995. In January 1997, Mr. Hansen, along with all of the other officers and directors of the Company, resigned from their respective positions. Mr. Hansen continues to provide services to the Company as an independent consultant.

EMPLOYMENT AGREEMENTS


    The Company has entered into employment agreements ("Employment Agreements") with Dean R. Eaker and Edward A. Fleiss, both of which will take effect as of the date of the consummation of the Offering. Mr. Eaker's and Mr. Fleiss' Employment Agreements have an initial term through June 30, 1998, with automatic renewals after the initial term for additional one-year periods unless notice of non-renewal is given by either party within the ninety-day period prior to the termination date. Mr. Eaker's Employment Agreement provides for a base salary of $180,000. Mr. Fleiss' Employment Agreement provides for a base salary of $96,000. Base salaries may be supplemented by discretionary and performance increases as may be determined by the Board of Directors. The Employment Agreements provide, among other things, for participation in an equitable manner in any profit-sharing or retirement, life insurance and disability plans for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. Pursuant to the Employment Agreements, termination of employment by the Company without "cause", or by the executive following a material adverse change in title, duties or benefits, would subject the Company to liability for liquidated damages in an amount equal to six months' base salary. Each such Employment Agreement contains a non-competition covenant with the Company for a period of one year following termination of employment.


STOCK OPTIONS


    Prior to the date of this Prospectus, in order to attract and retain persons necessary for the business of the Company, the Company adopted its 1997 Stock Option Plan (the "Option Plan") covering up to 750,000 shares, pursuant to which officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive and/or non-incentive stock options. The Option Plan, which expires ten years from the date of its adoption, will be administered by the Board of Directors or the Compensation Committee. The selection of participants, allotment of shares, determination of price and other conditions relating to the grant of options will be determined by the Board of Directors, or the Compensation Committee. Incentive stock options granted under the Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Option Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may be not less than 110% of the fair market value of the Shares on the date of the grant. As of the date of this Prospectus, the Company has granted options under the Option Plan to Mr. Eaker to acquire 364,000 shares of Common Stock at an exercise price of $4.00 per share, to Mr. Fleiss to acquire 40,000 shares of Common Stock at an exercise price of $4.00 per share and to Mr. Lundgren to acquire 40,000 shares of Common Stock at an exercise price of $5.00 per share. One-third of such options are exercisable upon consummation of the Offering and one-third are exercisable at the end of each of the first and second year following consummation of the Offering. In addition, the Company has granted options to acquire 1,727 shares of Common Stock at an exercise price of $5.00 per share to one of its outside consultants.



    Under the Option Plan, each director who is not an executive officer of the Company, immediately upon first taking office, is granted options for 6,000 shares of Common Stock exerciseable at the fair market value of such shares on the date of grant. Options for 3,000 shares covered thereby are exercisable immediately and options for 3,000 shares will be exercisable on the first anniversary of the date of grant. Subsequently, annual grants of options to purchase 3,000 shares of Common Stock will be made upon such person's reelection as a director of the Company. All options granted under the Option Plan are post stock split. See "Capitalization--Reorganization and Stock Split."

    In January 1997, the Company issued to DAH the Principal Stockholder's Option consisting of options to purchase 500,000 shares of Common Stock at an exercise price of $5.25 per share.

    In June 1994, the Company adopted the 1994 Long Term Incentive and Share Award Plan. As of December 31, 1996, options to acquire 30 shares of Common Stock at an exercise price of $1,990 per share previously granted by the Company to one of its prior employees were still outstanding. In January 1997, in connection with the resignation of such employee, these options were canceled and this plan was terminated.

INDEMNIFICATION OF DIRECTORS AND RELATED MATTERS

    The Company's Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by the DGCL, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the DGCL). The Amended and Restated Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by the DGCL any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Amended and Restated Certificate of Incorporation, the By-laws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company, except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

    The Company has entered into indemnification agreements with Messrs. Eaker and Fleiss. The Company may enter into separate indemnification agreements with other officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and By-laws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities under the Securities Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the shares of Common Stock owned on the date of this Prospectus and, as adjusted, to reflect the sale of Shares offered by this Prospectus, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock; (ii) each director of the Company; and (iii) all executive officers and directors of the Company as a group:


                                                                                        PERCENTAGE OF SHARES OF
                                                                                            COMMON STOCK(1)
                                                                                        ------------------------
                                                                   NUMBER OF SHARES OF    BEFORE        AFTER
NAME AND ADDRESS(2)                                                   COMMON STOCK       OFFERING     OFFERING
-----------------------------------------------------------------  -------------------  -----------  -----------
New Valley Corporation(3)(4).....................................        1,990,000           92.56%       60.30%
Direct Assist Holding, Inc.
  100 S.E. 2nd Street
  Miami, FL 33131
Dean R. Eaker(4).................................................          121,333            6.85%        4.15%
  67 Stonehedge Drive South
  Greenwich, CT 06831
Henry Morris(4)(5)...............................................            3,000           *            *
  432 Park Avenue So.
  New York, NY 10016
Richard J. Lampen(3)(4)..........................................            3,000           *            *
  100 S.E. 2nd Street
  Miami, FL 33131
Robert Lundgren(3)(4)............................................           13,333           *            *
  100 S.E. 2nd Street
  Miami, FL 33131
All executive officers and directors (including director
  nominees) as a group (5 persons)(4)............................          153,999            8.54%        5.21%


------------------------

*   Less than 1%


(1) Assumes no exercise of the Warrants, the Over-Allotment Option, the Underwriter's Option, or the NVC Warrants. See "Shares Eligible for Future Sale."


(2) Unless otherwise indicated, each named person has sole voting and investment power with respect to the shares set forth opposite such named person's name.

(3) Both NVC and DAH, a wholly-owned subsidiary of NVC, have shared voting and investment power with regard to such shares. Does not include the NVC Warrants or the shares of Common Stock underlying the NVC Warrants. Robert Lundgren, a director and executive officer of the Company, serves as Vice President, Chief Financial Officer and Treasurer of NVC and DAH. Richard J. Lampen, a director of the Company, serves as Executive Vice President of NVC and DAH and as a director of NVC. Neither Mr. Lundgren nor Mr. Lampen has investment authority or voting control over the Company's securities. The other executive officers and directors of NVC and DAH are Bennett S. LeBow, Chairman and Chief Executive Officer of NVC and Chairman, President and Chief Executive Officer of DAH; Howard M. Lorber, President of NVC and a director of NVC and DAH, and Henry C. Beinstein, Arnold I. Burns, Ronald J. Kramer, Richard S. Ressler and Barry W. Ridings, directors of NVC. Brooke holds a 42% voting interest in NVC. The executive officers and directors of Brooke are Bennett S. LeBow, Chairman, President and Chief Executive Officer, Richard J. Lampen, Executive Vice President, Joselynn D. Van Siclen, Vice President, Chief Financial Officer and Treasurer, and Robert J. Eide and Jeffrey S. Podell, directors. See "Management--Executive Officers and Directors."

(4) Includes shares subject to options exercisable within 60 days of the date of the effective date of the Offering.

(5) Director nominee.

                              CERTAIN TRANSACTIONS

    The Company and DAH, a wholly owned subsidiary of NVC, entered into an agreement dated as of May 10, 1995, as amended, pursuant to which the Company sold and DAH purchased 1,820 shares of the Company's authorized Preferred Stock for an aggregate of $1,001,000 ($550 per share). The holder of the Preferred Stock is entitled to receive an annual cash dividend of $55 for each share of Preferred Stock. The right to receive dividends is cumulative. Approximately $170,000 of the net proceeds of the Offering will be used to pay accrued and unpaid dividends on the Preferred Stock held by DAH. Initially, the Preferred Stock was convertible into shares of Common Stock on a one for one basis. In connection with the Loan Agreement (defined below), the conversion ratio on the Preferred Stock was increased to 4.7395 shares of Common Stock for each share of Preferred Stock.

    The Company entered into a Loan and Security Agreement, dated as June 27, 1996, as amended (the "Loan Agreement"), with NVC pursuant to which NVC agreed, from time to time and in its absolute and sole discretion, to lend the Company up to an aggregate of $750,000. The Company anticipates that the aggregate outstanding principal balance on the NVC Notes and accrued interest thereon on the date of this Prospectus will be approximately $600,000. Through December 31, 1996 NVC has made 10 advances aggregating approximately $327,000. Each advance is evidenced by a demand promissory note issued by the Company and payable to NVC and bears interest at a rate of 12% per annum. The NVC Notes are secured by all of the assets of the Company. The Company will issue the NVC Warrants to NVC in satisfaction of $250,000 of the indebtedness owed to NVC. The NVC Warrants are of the same class and have the same terms and conditions as the Warrants offered hereby. Accordingly, each NVC Warrant entitles the holder thereof to purchase one share of Common Stock during the Warrant Exercise Period at a price equal to $6.00 per share. Upon consummation of the Offering, the remaining amount due to NVC, including accrued interest, estimated to be approximately $350,000, will be repaid out of the net proceeds of the Offering and the Loan Agreement will be terminated.

    In 1996, the Company paid approximately $26,000 to Matthew E. Stasior, a former director of the Company, for consulting services rendered to the Company.

    In December 1996, NVC made a demand for payment with respect to the debt owed by the Company under the Loan Agreement. The Company failed to pay the amount due. In January 1997, the Company, DAH (on behalf of NVC), The Conrad Corporation and Matthew Stasior, stockholders of the Company, entered into an agreement which, among other things, provided for the following: (a) DAH will convert the 1,820 shares of Preferred Stock it owns into 8,626 shares of Common Stock; (b) prior to the Offering, the outstanding shares of Common Stock will be split 172.7336 for 1; (c) The Conrad Corporation will contribute to the Company such number of shares of Common Stock so that its holdings (post stock-split) will be reduced to 75,000 shares; (d) Matthew Stasior will contribute to the Company such number of shares of Common Stock so that his holdings (post stock-split) will be reduced to 25,000 shares; and (e) NVC agreed to withdraw its demand for payment and to provide additional funding to the Company.

    In January 1997, the Company issued to DAH the Principal Stockholders Option, consisting of options to purchase 500,000 shares of Common Stock at an exercise price of $5.25 per share. The Company has agreed with DAH that, upon its written request, the Company will file a registration statement with respect to the shares of Common Stock acquired upon the exercise of such options. The Company has agreed, to the extent permitted by law, to indemnify and hold harmless each of DAH and NVC against certain liabilities in connection with the registration and offering of the Company's securities, including liabilities arising under the Securities Act, the Exchange Act or any comparable state securities laws. The Company has further agreed to pay all fees and expenses incident to the registration of such securities, except selling commissions and fees and expenses of counsel and any other professional advisors, if any, to each of DAH and NVC.

    All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested directors. Any future loans to Company officers, directors, affiliates and/or stockholders will be approved by a majority of the independent and disinterested directors.

                           DESCRIPTION OF SECURITIES

    The Company is authorized to issue 25,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of the date of this Prospectus, there are 1,650,000 shares of Common Stock outstanding held of record by four stockholders and no shares of Preferred Stock outstanding. In addition, prior to the date of this Prospectus, the Company issued the NVC Warrants.

UNITS


    Each of the Units offered hereby consists of one share of Common Stock and one Warrant. The Shares and the Warrants included in the Units will be detachable and will trade separately immediately upon issuance. Should the Warrants included in the Units be exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to an additional $6.9 million. (In addition, the Company may receive an additional $6 million in proceeds from the exercise of the NVC Warrants.) Application has been made to list the Units on the Nasdaq SmallCap Market under the symbol PCFRU. Currently, there is no established market for the Units and there is no assurance that any such market will develop. There is no assurance that the Units will be quoted on such system or that an active market will develop or be maintained after the Offering.


COMMON STOCK

    There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of Common Stock be issued. In addition, the rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock or one or more series of Preferred Stock. The Board of Directors has no present plan to establish any such additional class or series. See "Risk Factors--Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover." Holders of the Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation.


    Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions, such as amendments to the certificate of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of a majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present or represented by proxy at the particular stockholders' meeting. Prior to the completion of this Offering, the Company's directors, officers and greater then 5% stockholders as a group beneficially own approximately 93% of the outstanding Common Stock of the Company. Upon completion of this Offering, such persons will beneficially own approximately 62% of the outstanding shares (59% if the Over-Allotment Option is exercised in full). See "Principal Stockholders." Accordingly, such persons will continue to be able to control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.


    Although the Company has applied for the listing of the shares of Common Stock on the Nasdaq SmallCap Market under the symbol PCFR, there is currently no established market for the Common Stock, and there is no assurance that any such market will develop. There can be no assurance that such shares will be quoted on such system or that an active market will be developed or be maintained after the Offering. See "Risk Factors--Lack of Public Market; Determination of Offering Price; Volatility of Price of Securities."

PREFERRED STOCK

    The Board of Directors of the Company is authorized (without any further action by the stockholders) to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends, if any, on the Common Stock. Also holders of the preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management. The Board of Directors of the Company, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the holders of Common Stock. On the date of this Prospectus, none of the 5,000,000 authorized shares of preferred stock are outstanding and the Company has no present intention to issue any shares of preferred stock.

REDEEMABLE CLASS A WARRANTS

    The Units being offered hereby include 1,150,000 Warrants. In addition, prior to the consummation of the Offering the Company will have issued the NVC Warrants, the terms of which are identical to the Warrants offered hereby. See "Certain Transactions." Except as otherwise specifically provided herein, the following description of the Warrants and their terms apply to the NVC Warrants as well.

    The Warrants will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company, as warrant agent (the "Warrant Agent") and will be evidenced by warrant certificates in registered form. The following summary of the Warrant Agreement is not complete and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


    Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price equal to $6.00 per share during the Warrant Exercise Period--the period commencing one year from the date of this Prospectus and terminating four years thereafter. The shares of Common Stock underlying the Warrants will, upon exercise of the Warrants, be validly issued, fully paid and nonassessable. The Warrants are redeemable by the Company at any time during the Warrant Exercise Period for $0.01 per Warrant if the average closing price or bid price of a share of Common Stock, as reported on the Nasdaq SmallCap Market, equals or exceeds $8.75 for any twenty (20) consecutive trading days ending within five (5) day prior to the date of the notice of redemption.


    The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrantholders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrantholder resides, such holder might not be permitted to exercise the Warrants. In the event that the Warrants are called for redemption, the Warrantholders may not be able to exercise their Warrants in the event that the Company has not updated this Prospectus in accordance with the requirements of the Securities Act or the Warrants have not been qualified for sale under the laws of the state where the Warrantholder resides. In addition, in the event that the Warrants have been called for redemption, such call for redemption could force the Warrantholder to either (i) assuming the necessary updating to the Prospectus and state blue sky qualifications have been effected, exercise the Warrants and pay the exercise price at a time when, in the event of a decrease in market price from the period preceding the issuance of the call for redemption, it may be less than advantageous economically to do so, or (ii) accept the redemption price, which, in the event of an increase in the price of the Common Stock, could be substantially less than the market value thereof at the time of redemption. See "Risk Factors--Current Prospectus and State Registration Required to Exercise Warrants" and "--Potential Adverse Effect of Redemption of Warrants; Market Overhang."

    The Warrantholders are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose. The Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Warrant Agent. Although the Company has applied for listing of the Warrants on the Nasdaq SmallCap Market under the symbol PCFRW, there can be no assurance that the Warrants will be quoted on such system or under such symbol. There is currently no established market for the Warrants, and there is no assurance that any such market will develop.

    Assuming there is a current effective registration statement covering the shares of Common Stock underlying such Warrants, each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised from time to time in whole or in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

    The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrantholders against dilution in the event of stock dividends and distributions, stock splits, recapitalizations, mergers, consolidations and similar transactions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Securities of the Company is the American Stock Transfer and Trust Company located at 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no market for the Units, the Common Stock or the Warrants and no predictions can be made for the effect, if any, that market sales of the Units, the Common Stock or the Warrants, or the availability of any of such Securities for sale will have on the market price prevailing from time to time. Sales of substantial amounts of the Units, the Common Stock and the Warrants in the public market could adversely affect prevailing market prices for the Units, the Common Stock and the Warrants and impair the Company's ability to raise equity capital in the future.

    Upon completion of the Offering, there will be 2,800,000 shares of Common Stock issued and outstanding (2,972,500, if the Over-Allotment Option is exercised in full) and 2,150,000 Warrants (including the NVC Warrants) (2,322,500 if the Over-Allotment Option is exercised in full). Of these securities, the 1,150,000 Shares and 1,150,000 Warrants which are part of the Units offered hereby (1,322,000 Shares and 1,322,000 Warrants of the Over-Allotment Option is exercised in full) will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. Shares of Common Stock purchased by an "affiliate" of the Company will be subject to Rule 144.


    The remaining 1,650,000 shares of Common Stock and 1,000,000 Warrants held by stockholders prior to the date of this Prospectus, are restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Securities"). Restricted Securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. Sales of the Restricted Securities in the public market, or the availability of such securities for sale, could adversely affect the market prices of the Common Stock and the Warrants. Each of the Company's officers, directors and stockholders as of the date of this Prospectus, will enter into a Lock-Up Agreement relating to securities beneficially owned as of such date pursuant to which they agree not to, directly or indirectly, issue, offer, agree to offer to sell, sell or grant an option for the purchase of sale, transfer, pledge, assign, hypothecate, distribute or otherwise dispose of or encumber such securities or options, rights, warrants or other securities convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for shares of Common Stock (whether or not beneficially owned by such person) or any beneficial interest therein for a period of eighteen (18) months from the date of this Prospectus without the consent of the Underwriter. The Restricted Securities will also be subject to Rule 144. In general, under Rule 144 as amended, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriter has agreed to purchase from the Company 1,150,000 Units offered hereby on a "firm commitment" basis. The Underwriter has advised the Company that it proposes to offer to the public the Units at $5.25 per Unit and it may allow to certain dealers who are NASD members, at such
prices less concessions not to exceed $.      per Unit. After the initial public
offering, the public offering prices, concessions and reallowances may be changed by the Underwriter. The Underwriter does not intend to sell any of the Units to accounts over which it exercises discretionary authority.


    The Company has granted an option to the Underwriter, exercisable during the 30-day period from the date of this Prospectus, to purchase up to a maximum of 172,500 additional Units at the offering price, less the underwriting discount, to cover over-allotments, if any.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

    The Company has agreed to pay to the Underwriter a non-accountable expense
allowance of $         equal to three percent (3%) of the aggregate offering
price of the Units offered hereby (or $         assuming exercise of the
Over-Allotment Option). The Underwriter's expenses in excess of the stated expense allowance will be borne by the Underwriter. To the extent that the expenses of the Underwriter are less than the stated expense allowance, the difference may be deemed compensation to the Underwriter in addition to the sales commission payable to the Underwriter. The Company has agreed to pay the Underwriter a consulting fee of $100,000 out of the net proceeds of this Offering for financial advisory services to be rendered over the next two years.

    The Company has agreed to grant to the Underwriter, or its designees, an option to purchase up to an aggregate of 73,600 Units ("Underwriter's Option") which are being registered in connection with this Offering. The Underwriter's Option shall be exercisable during the four-year period commencing one (1) year after the date of this Prospectus. The Underwriter's Option may not be assigned, transferred, sold or hypothecated by the Underwriter after the date of this Prospectus, except to officers or partners of the Underwriter or any of the underwriters and selling group members in the Offering. Any profits realized by the Underwriter upon the sale of the securities issuable upon exercise of the Underwriter's Option may be deemed to be additional underwriting compensation. The exercise price of the Units issuable upon exercise of the Underwriter's Option during the period of exercisability shall be 165% of the initial public offering prices of such Units. The exercise price of the Underwriter's Option and the number of shares of Common Stock underlying the Underwriter's Option are subject to adjustment in certain events to prevent dilution. The holders of the Underwriter's Option are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock and Warrants with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Option is outstanding. At any time when the holders of the Underwriter's Option might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.


    All existing stockholders have agreed in writing not to sell, assign or transfer any of the Company's securities without the Underwriter's prior written consent for a period of eighteen (18) months from the date of this Prospectus. Subject to limited exceptions, the Company has also agreed not to issue any additional securities other than as contemplated by this Prospectus for a period of twenty four (24) months following the date of this Prospectus without the consent of the Underwriter.


    The Company has also agreed that, if it enters into a transaction (including a merger, joint venture or the acquisition of another entity) introduced to the Company by the Underwriter within five (5) years from the date of this Prospectus, the Company will pay the Underwriter a fee equal to five percent of the first $3 million of consideration received by the Company, four percent of the next $3 million, three percent of the next $2 million, two percent of the next $2 million and one percent of the excess, if any, over $10 million. At the present time, the Company has no plans to enter into any such transaction.


    Following the consummation of the Offering, the Underwriter intends to seek others to make a market in the Company's Securities in addition to the Underwriter.


    An affiliate of the Company and NVC, Ladenburg Thalmann & Co., Inc. ("Ladenburg"), is a registered broker-dealer which is not participating in the distribution of the Securities offered hereby. In the past, in the ordinary course of business, Ladenburg has participated, on customary terms, in the distribution of other securities for which the Underwriter has acted as lead underwriter. In addition, Ladenburg and the Underwriter may cooperate in the future in the distribution of securities and in other matters relating to their brokerage businesses.


WARRANT SOLICITATION FEE


    Beginning one year after the date of this Prospectus, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers and the rules and regulations of the Commission, the Company has agreed to pay to the Underwriter a warrant solicitation fee equal to 4% of the exercise Price for each solicited Warrant exercised, payable upon exercise of the Warrant. However, no compensation will be paid to the Underwriter in connection with the exercise of the Warrant if (a) the market price of the underlying shares of Common Stock is lower than the exercise price of the Warrants, (b) the Warrants are held in a discretionary account, except where prior specific written approval for the exercise has been received, (c) the Warrants are exercised in an unsolicited transaction, (d) the Underwriter has not provided bona fide services in connection with the solicitation of the Warrant, (e) the holder of the Warrant has not in writing designated the Underwriter as the party to receive the solicitation fee, or (f) the compensation arrangements have not been disclosed at the time of the exercise. In addition, unless granted an exemption by the Commission from the trading practice rules, the Underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Securities for the periods prescribed by such rules or the termination by waiver or otherwise of any right the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation.


LITIGATION INVOLVING UNDERWRITER MAY AFFECT SECURITIES

    The Company has been advised by the Underwriter that on or about May 22, 1995, the Underwriter and Elliot Loewenstern and Richard Bronson, principals of the Underwriter, and the Commission agreed to an Offer of Settlement in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act, Section 10(b) and 15(c) of the Exchange Act, and Rules 10b-5, 10b-6 and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) IPO's in 1992 and 1993, the Underwriter engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by the Underwriter and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), the Underwriter:

    - was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

    - agreed to the appointment of the Consultant.

    The Consultant was obligated, on or before November 1, 1996:

    - to review the Underwriter's policies, practices and procedures in six (6) areas relating to compliance and sales practices;

    - to formulate policies, practices and procedures for the Underwriter that the Consultant deems necessary with respect to the Underwriter's compliance and sales practices;

    - to prepare the Report devoted to and which details the aforementioned policies, practices and procedures;

    - to deliver the Report to the President of the Underwriter and to the staff of the Southeast Regional office of the Commission;

    - to prepare, if necessary, a supervisory procedures and compliance manual for the Underwriter, or to amend the Underwriter's existing manual; and

    - to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of the Underwriter. The Final Judgment further provides that, within thirty
      (30) days of the Underwriter's receipt of the Report, unless such time is extended, the Underwriter shall adopt, implement and maintain an and all policies, practices and procedures set forth in the Report.

    On or about December 19, 1996, the Consultant completed the Report which was thereafter delivered to the Underwriter. The Report addresses the areas relating to compliance and sales practices referred to above. The Underwriter is reviewing the Report and undertaking steps to implement the recommendations and procedures in the Report, in accordance with the provisions of the Final Judgment.

    The Final Judgment also provides that the independent Auditor shall conduct four (4) special reviews of the Underwriter's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to the Underwriter and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to the Underwriter, to certify that any persons associated with the Underwriter who have been suspended or barred by any Commission order are complying with the terms of such orders.

    On July 10, 1995, the action against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension.

    In the event that the requirements of the foregoing judgment adversely affect the Underwriter's ability to act as a market maker for the Shares, and additional brokers do not make a market in the Company's securities, the market for, and the liquidity of, the Company's securities may be adversely affected. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. For additional information regarding the Underwriter, investors may call the National Association of Securities Dealers, Inc. at (800) 289-9999.

RECENT STATE ACTION INVOLVING THE UNDERWRITER--POSSIBLE LOSS OF LIQUIDITY


    The State of Indiana has commenced an action seeking, among other things, to revoke the Underwriter's license to do business in such state. The action was settled and the Underwriter agreed to the payment of a fine and the restrictions with respect to the sale of securities to Indiana residents. Specifically, the Underwriters agreed that it will not sell any securities to Indiana residents
(i) which are not listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq; (ii) for which the Underwriter has served as lead underwriter or as a member of the selling syndicate; or (iii) for which the Underwriter is a market maker. Under the terms of the settlement agreement, the Underwriter continues to maintain its license in the State of Indiana. The Company does not intend to seek qualification for the sale of the Securities in the state of Indiana.


DETERMINATION OF PUBLIC OFFERING PRICE


    Prior to the Offering, there has been no public market for the Shares or the Warrants. The public offering price of the Units and the exercise price and other terms of the Warrants were arbitrarily determined by negotiations between the Company and the Underwriter and do not necessarily relate to the assets, book value or results of operations of the Company or any other established criteria of value.


                                 LEGAL MATTERS

    The validity of the Securities being offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, New York, New York 10022-2605. Morse, Zelnick, Rose & Lander, LLP is the owner of 60,000 shares of Common Stock which it received in connection with this Offering. Certain legal matters will be passed upon for the Underwriter by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022.

                                    EXPERTS

    The Company's balance sheets as of December 31, 1995 and 1996 and the Company's statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 1994, 1995 and 1996 and for the period from December 29, 1993 (date of inception) through December 31, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein (which report contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern), and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission with respect to the Securities offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statements including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract, agreement or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the New York regional office of the Commission at Seven World Trade Center, 14th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Sheet, Suite 1400, Chicago, Illinois 60661. Registration statements transmitted throughout the Commission's Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Commission's Internet site on the Web (http://www.sec.gov). Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Application will be made to list the Common Stock and the Warrants on the Nasdaq SmallCap Market. The foregoing material also should be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountants.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Independent Auditors' Report..........................................................        F-2

Audited Financial Statements:

  Balance Sheets......................................................................        F-3

  Statements of Operations............................................................        F-4

  Statements of Stockholders' Equity (Deficiency).....................................        F-5

  Statements of Cash Flows............................................................        F-6

  Notes to Financial Statements.......................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

PC411, Inc.:

    We have audited the accompanying balance sheets of PC411, Inc. (a development stage company) as of December 31, 1995 and 1996 and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1996 and for the period from December 29, 1993 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PC411, Inc. (a development stage company) as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the period from December 29, 1993 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that PC411, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company's losses from operations and deficit accumulated during the development stage raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

Long Beach, California

March 26, 1997

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1995          1996
                                                                                       ------------  -------------
ASSETS (note 3):
Current Assets:
  Cash and cash equivalents..........................................................  $    370,827  $       8,605
  Accounts receivable................................................................       --              10,947
  Prepaid expenses...................................................................       --             192,865
                                                                                       ------------  -------------
    Total current assets.............................................................       370,827        212,417

Property and equipment, net..........................................................       152,300        132,972
                                                                                       ------------  -------------
    Total assets.....................................................................  $    523,127  $     345,389
                                                                                       ------------  -------------
                                                                                       ------------  -------------
CURRENT LIABILITIES:
Accrued expenses.....................................................................  $    --       $     192,992
Deferred revenue (note 2)............................................................       --              25,387
Related party demand loan payable (note 3)...........................................       --             327,065
                                                                                       ------------  -------------
    Total current liabilities........................................................       --             545,444

STOCKHOLDERS' EQUITY (DEFICIENCY) (notes 5, 7 and 9):
  Preferred stock, Series A $.01 par value. Authorized 10,000 shares; issued and
    outstanding 1,820 shares, liquidation value of $550 per share....................            18             18
  Common stock, $.01 par value. Authorized 10,000 shares; issued and outstanding
    4,240 shares.....................................................................            42             42
  Additional paid-in capital.........................................................     1,245,487      1,406,427
  Deficit accumulated during the development stage...................................      (722,420)    (1,606,542)
                                                                                       ------------  -------------
    Net stockholders' equity (deficit)...............................................       523,127       (200,055)
                                                                                       ------------  -------------
Commitments and contingencies (notes 6, 7 and 9).....................................       --            --

    Total liabilities and stockholders' equity (deficiency)..........................  $    523,127  $     345,389
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                See accompanying notes to financial statements.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                      PERIOD FROM
                                                                                                     DECEMBER 29,
                                                                                                     1993 (DATE OF
                                                                   YEAR ENDED DECEMBER 31,           INCEPTION) TO
                                                           ----------------------------------------  DECEMBER 31,
                                                               1994          1995          1996          1996
                                                           ------------  ------------  ------------  -------------
Revenues.................................................  $        352  $     12,144  $     55,915  $      68,411
Costs and expenses:
  Cost of revenues.......................................        10,073        92,694        94,773        197,540
  Research and development...............................       154,556       142,841       248,736        546,133
  Sales and marketing....................................         7,670        97,900        37,772        143,342
  General and administrative.............................        24,634       250,152       387,511        662,297
                                                           ------------  ------------  ------------  -------------
                                                                196,933       583,587       768,792      1,549,312

    Operating loss.......................................      (196,581)     (571,443)     (712,877)    (1,480,901)

Other income (expense):
  Interest income........................................         1,037        22,505         4,414         27,956
  Other income...........................................        22,862       --            --              22,862
  Interest expense.......................................       --            --           (174,859)      (174,859)
                                                           ------------  ------------  ------------  -------------
                                                                 23,899        22,505      (170,445)      (124,041)

    Loss before income taxes.............................      (172,682)     (548,938)     (883,322)    (1,604,942)

Income taxes.............................................       --                800           800          1,600
                                                           ------------  ------------  ------------  -------------
    Net loss.............................................  $   (172,682) $   (549,738) $   (884,122) $  (1,606,542)
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------
Net loss per share.......................................  $     (36.68) $    (116.77) $    (187.79)
                                                           ------------  ------------  ------------
                                                           ------------  ------------  ------------
Shares used in computing net loss per share (note 2).....         4,708         4,708         4,708
                                                           ------------  ------------  ------------
                                                           ------------  ------------  ------------

Pro forma net loss per share (unaudited).................  $      (0.10) $      (0.32) $      (0.51)
                                                           ------------  ------------  ------------
                                                           ------------  ------------  ------------
Shares used in computing pro forma net loss per share
  (unaudited)............................................     1,730,800     1,730,800     1,730,800
                                                           ------------  ------------  ------------
                                                           ------------  ------------  ------------

                See accompanying notes to financial statements.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

          YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND PERIOD FROM
           DECEMBER 29, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                                                                                                   DEFICIT
                                                                                                                 ACCUMULATED
                                                  PREFERRED STOCK             COMMON STOCK         ADDITIONAL    DURING THE
                                              ------------------------  ------------------------    PAID-IN      DEVELOPMENT
                                                SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL         STAGE
                                              -----------  -----------  -----------  -----------  ------------  -------------
Issuance of common stock for cash...........      --        $  --            4,240    $      42   $    152,458  $    --
Stockholder cash contribution...............      --           --           --           --             92,047       --
Net loss....................................      --           --           --           --            --            (172,682)
                                                   -----          ---        -----          ---   ------------  -------------
Balance at December 31, 1994................      --           --            4,240           42        244,505       (172,682)
Issuance of preferred stock for cash........       1,820           18       --           --          1,000,982       --
Net loss....................................      --           --           --           --            --            (549,738)
                                                   -----          ---        -----          ---   ------------  -------------
Balance at December 31, 1995................       1,820           18        4,240           42      1,245,487       (722,420)
Discount on indebtedness associated with
  preferred stock conversion................      --           --           --           --            160,940       --
Net loss....................................      --           --           --           --            --            (884,122)
                                                   -----          ---        -----          ---   ------------  -------------
Balance at December 31, 1996................       1,820    $      18        4,240    $      42   $  1,406,427  $  (1,606,542)
                                                   -----          ---        -----          ---   ------------  -------------
                                                   -----          ---        -----          ---   ------------  -------------


                                                 TOTAL
                                              STOCKHOLDERS'
                                                 EQUITY
                                              (DEFICIENCY)
                                              ------------
Issuance of common stock for cash...........   $  152,500
Stockholder cash contribution...............       92,047
Net loss....................................     (172,682)
                                              ------------
Balance at December 31, 1994................       71,865
Issuance of preferred stock for cash........    1,001,000
Net loss....................................     (549,738)
                                              ------------
Balance at December 31, 1995................      523,127
Discount on indebtedness associated with
  preferred stock conversion................      160,940
Net loss....................................     (884,122)
                                              ------------
Balance at December 31, 1996................   $ (200,055)
                                              ------------
                                              ------------

                See accompanying notes to financial statements.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                                           PERIOD FROM
                                                                                                          DECEMBER 29,
                                                                                YEAR ENDED                1993 (DATE OF
                                                                               DECEMBER 31,               INCEPTION) TO
                                                                  --------------------------------------  DECEMBER 31,
                                                                     1994          1995         1996          1996
                                                                  -----------  ------------  -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................................  $  (172,682) $   (549,738) $  (884,122)  $(1,606,542)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation..................................................        5,700        23,039       37,734        66,473
  Amortization of discount on loan payable......................      --            --           160,940       160,940
  Changes in assets and liabilities:
    Accounts receivable.........................................      --            --           (10,947)      (10,947)
    Prepaid expenses............................................      --            --          (192,865)     (192,865)
    Accrued expenses............................................        5,002        (5,002)     192,992       192,992
    Deferred revenue............................................      --            --            25,387        25,387
                                                                  -----------  ------------  -----------  -------------
Cash used in operating activities...............................     (161,980)     (531,701)    (670,881)   (1,364,562)
                                                                  -----------  ------------  -----------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment..........................      (57,319)     (123,720)     (18,406)     (199,445)
                                                                  -----------  ------------  -----------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of loan payable........................................      --            --           327,065       327,065
Issuance of preferred stock.....................................      --          1,001,000      --          1,001,000
Shareholder cash contribution...................................      --            --           --             92,047
Issuance of common stock........................................      --            --           --            152,500
                                                                  -----------  ------------  -----------  -------------
Cash provided by financing activities...........................      --          1,001,000      327,065     1,572,612
                                                                  -----------  ------------  -----------  -------------
Net increase (decrease) in cash.................................     (219,299)      345,579     (362,222)        8,605
Cash and cash equivalents at beginning of period................      244,547        25,248      370,827       --
                                                                  -----------  ------------  -----------  -------------
Cash and cash equivalents at end of period......................  $    25,248  $    370,827  $     8,605   $     8,605
                                                                  -----------  ------------  -----------  -------------
                                                                  -----------  ------------  -----------  -------------

                See accompanying notes to financial statements.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

(1) BUSINESS AND ORGANIZATION

    PC411, Inc. was incorporated in Delaware on December 29, 1993. The Company provides an on-line service that transmits name, address, telephone number and other related information digitally to users of personal computers.

    The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, as of December 31, 1996, the Company had an accumulated deficit of $1,606,542. This factor, among others, indicates that the Company may be unable to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing, generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitable operations. Management is of the opinion that the Company will be able to meet its obligations and sustain operations by obtaining additional financing and by eventually achieving profitable operations. There is no assurance that management's plan will be achieved.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenue is recognized over the period services are provided. Deferred revenue consists of non-refundable registration fees and annual subscription fees billed in advance. Non-refundable registration fees are recognized as revenue as services are provided. Annual subscription fees are recognized as revenue on a straight line basis over the related subscription period. In 1995, non-refundable registration fees were recognized on receipt due to immateriality, and accordingly, were not deferred at December 31, 1995.

DISTRIBUTION COSTS

    Fees are paid to manufacturers of computer hardware to distribute the Company's software product which is "bundled" with the hardware products. These contractual stipulated fees are charged based on a percentage of revenues or number of registered customers. Distribution costs are included in cost of revenues on the statement of operations.

LICENSE COSTS

    The Company incurs license fees for the right to use a database of directory listings. Minimum fees are charged to operations in the related period as incurred. Variable fees are charged to operations based on a percentage of revenue recognized. License fee expenses are included in cost of revenues on the statement of operations.

RESEARCH AND DEVELOPMENT

    Research and development costs associated with the design and development of the Company's services have been charged to operations as incurred.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include money market funds with a maturity of three months or less at the date of purchase.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation of equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally five years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair values of the Company's accounts receivable and accrued expenses approximate their carrying values due to the relatively short maturities of these instruments. The fair value of the Company's related party demand loan payable is its face value of approximately $327,000.

INCOME TAXES

    The Company provides for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which employs an asset and liability approach in accounting for income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws.

COMPUTATION OF NET LOSS PER SHARE

    Net loss per share of Common Stock and Common Stock Equivalents has been computed using the weighted average number of shares of Common Stock and Common Stock Equivalents outstanding using the treasury stock method and is summarized as follows:

                                                                                                     YEAR ENDED
                                                                                                    DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1994       1995       1996
                                                                                           ---------  ---------  ---------
Weighted average shares of Common Stock outstanding......................................      4,240      4,240      4,240
Weighted average shares of Common Stock Equivalents issued or to be issued during the
  twelve months preceding the initial public offering....................................        468        468        468
                                                                                           ---------  ---------  ---------
Shares used in net loss per share calculation............................................      4,708      4,708      4,708
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    Pursuant to the requirements of the Securities and Exchange Commission, common stock and common stock equivalents issued by the Company during the twelve months immediately preceding an initial public offering are to be included in the calculation of the weighted average shares outstanding for all periods presented using the Treasury-stock method. Accordingly, weighted average shares of common stock equivalents outstanding includes 468 common stock equivalents as a result of common stock options to be issued prior to the initial public offering (before effect of stock split, note 9), under the PC411, Inc. 1997 Stock Option Plan (notes 5 and 9), shown as outstanding for all periods presented.

    The Company plans to terminate all issued and outstanding options under the 1994 Long-Term Incentive and Share Plan (note 5) in connection with the contemplated initial public offering (note 9) and

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) issue new options under the 1997 Stock Option Plan (note 9). Under the 1997 Stock Option Plan, the exercise price will be the fair market value of a share of Common Stock at the time the options are granted.

    For all periods presented, stock options and the Series A Cumulative Convertible Preferred Stock issued prior to the twelve months preceding the initial public offering date are excluded from the computation for loss periods as their inclusion would be antidilutive. On a pro forma basis (unaudited), the loss per share for the years ended December 31, 1995 and 1996 assuming the inclusion of the Series A Cumulative Convertible Preferred Stock issued prior to the twelve months preceding the initial public offering date as common stock equivalents outstanding is $(.32) and $(.51), respectively. Shares used in computing pro forma net loss per share (unaudited) also include the effects of the contemplated stock split and anticipated issuance of 60,000 additional shares of common stock post stock split and an additional 80,800 shares of Common Stock equivalents as a result of stock options granted to certain employees of the Company to acquire 404,000 common shares at an exercise price of $4.00 per share (notes 7 and 9).

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF RISKS

    The Company had no major customers whose receivable balance or revenues exceeded 10% of aggregate receivables or revenues as of and for the years ended December 31, 1995 and 1996.

STOCK OPTIONS

    The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock options. In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which, if fully adopted, changes the methods of recognition of cost on certain stock options.

(3) RELATED PARTY TRANSACTIONS

    The Company entered into a Loan and Security Agreement, dated as of June 27, 1996, as amended (the "Loan Agreement"), with New Valley Corporation, an affiliate of the holder of the Series A Cumulative Convertible Preferred Stock, pursuant to which New Valley agreed to provide the Company, in its sole and absolute discretion, with up to $750,000 in financing. Amounts advanced under the Loan Agreement are due on demand and bear interest at 12% per annum. All advances are secured by all of the assets of the Company. As of December 31, 1996, the Company had drawn ten separate advances aggregating approximately $327,000. Accordingly, at December 31, 1996, outstanding advances have been included in current liabilities in the accompanying balance sheet.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) RELATED PARTY TRANSACTIONS (CONTINUED)
    In connection with the Loan Agreement, the Conversion Price (note 7) with respect to the Series A Cumulative Convertible Preferred Stock held by Direct Assist Holding, Inc., a wholly owned subsidiary of New Valley, was adjusted (note 7). Such adjustment was recognized as additional interest resulting in an imputed discount to the face amount of any notes issued under the Loan Agreement. The imputed discount of $160,940 was amortized in 1996 and recognized as interest expense in the Statement of Operations. The Company will issue 1,000,000 Redeemable Class A Warrants in satisfaction of $250,000 of indebtedness under the Loan Agreement. The remaining balance due under the Loan Agreement will be satisfied out of the net proceeds of the proposed public offering of the Company's Common Stock and Class A Warrants (note 9).

    During the year ended December 31, 1996, a stockholder and director received approximately $26,000 in exchange for consulting services.

(4) PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1995 and 1996 are as follows:

                                                                      1995          1996
                                                                  ------------  -------------
Computer hardware...............................................   $  137,352       153,684
Computer software...............................................       13,481        15,555
Other...........................................................       30,206        30,206
                                                                  ------------  -------------
                                                                      181,039       199,445
Less accumulated depreciation...................................      (28,739)      (66,473)
                                                                  ------------  -------------
                                                                   $  152,300       132,972
                                                                  ------------  -------------
                                                                  ------------  -------------

(5) STOCK OPTIONS

    The Company has a stock option plan, "1994 Long-Term Incentive and Share Award Plan." The plan provides for the grant of options to purchase the Company's stock to the employees of the Company. The number of the awards, the terms and conditions of any award granted under the plan (including, but not limited to, the exercise price, grant price or purchase price) are at the discretion of the Board of Directors.

    The Board of Directors has set aside 750 shares of the Company's common stock for issuance under the plan.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) STOCK OPTIONS (CONTINUED)
    The stock option activity for the plan is as follows:

                                                                                       WEIGHTED
                                                                                        AVERAGE
                                                                          NUMBER OF    PRICE PER
                                                                           SHARES        SHARE
                                                                         -----------  -----------
Balance at December 31, 1993...........................................      --        $  --
Options granted........................................................         200          125
Options terminated.....................................................      --           --
Options exercised......................................................      --           --
                                                                         -----------  -----------
Balance at December 31, 1994...........................................         200          125
Options granted........................................................          90        1,990
Options terminated.....................................................        (200)        (125)
Options exercised......................................................      --           --
                                                                         -----------  -----------
Balance at December 31, 1995...........................................          90    $   1,990
Options granted........................................................          60        1,990
Options terminated.....................................................        (120)      (1,990)
Options exercised......................................................      --           --
                                                                         -----------  -----------
Balance at December 31, 1996...........................................          30    $   1,990
                                                                         -----------  -----------
                                                                         -----------  -----------

    Stock options issued in 1995 and 1996 under the 1994 Plan vest over a three-year period and have an exercise price of $1,990 per share. At December 31, 1996, 30 of the granted options were exercisable. Subsequent to December 31, 1996, such options were cancelled by mutual agreement between the Company and its employees and the Company resolved to terminate the plan and replace it with a new option plan (note 9). Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with SFAS 123, the Company's 1996 net loss and net loss per share would not have been materially affected.

    Subsequent to December 31, 1996, but prior to the Company's public offering of its securities, the Company's Board of Directors authorized the grant of 404,000 stock options (after giving effect to the stock split described in Note
9) at an exercise price of $4.00 under the PC411, Inc. 1997 Stock Option Plan. One third of such options will vest upon the completion of the contemplated initial public offering and one third will vest at the end of each of the first and second years thereafter. When granted, the Company determined the fair market value of each of the Company's shares to be $4.00, post-stock split; accordingly, no compensation expense will be recognized for these options.

(6) LEASES

    The Company is obligated under noncancelable operating leases, primarily for facilities, that expire at various dates through 2000. The real property lease requires the Company to pay utilities, insurance, capital and operating expenses. Total rental expense for the years ended December 31, 1995 and 1996 was $17,094 and $33,615, respectively.

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) LEASES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases at December 31, 1996 are as follows:

Year ended December 31:
  1997............................................................  $  36,616
  1998............................................................     35,112
  1999............................................................     35,112
  2000............................................................     18,363
                                                                    ---------
    Total minimum lease payments..................................  $ 125,203
                                                                    ---------
                                                                    ---------

(7) STOCKHOLDERS' EQUITY (DEFICIENCY)

    PREFERRED STOCK

    The Company has the authority to issue ten thousand (10,000) shares of Preferred Stock, which may be issued from time to time in one or more series. In May 1995, the Company sold and issued 1,820 shares of Series A Cumulative Convertible Preferred Stock, $.01 par value. The Company has also designated 1,005 shares of Preferred Stock as Series B Voting Cumulative Convertible Preferred Stock, $.01 par value of which no such shares are issued and outstanding. These two Series of stock are the "Designated Preferred Stock."

    Holders of the Designated Preferred Stock are entitled to vote on all matters except that the holders of the Series A Preferred Stock may not vote in the election of directors so long as a certain stockholder owns a majority of the issued and outstanding capital stock on an as-if converted basis. The holders of a majority of the Series A Preferred Stock, voting separately as a class, will have the right to elect one director to the Board of Directors of the Company.

    Dividends at an annual rate of $55 and $199 per share on the Series A and Series B Preferred Stock, respectively, are cumulative from the date of original issue and are payable annually in arrears, when and as declared by the Company's Board of Directors. At December 31, 1996 undeclared cumulative dividends on Series A Preferred Stock was approximately $163,000. Additionally, during any fiscal year in which the Company has positive net income, the Company will apply twenty-five percent (25%) of such net income to the payment of accrued, but unpaid dividends on the Designated Preferred Stock.

    The liquidation values of the Series A and Series B Preferred Stocks are $550 and $1,990, respectively, plus a further amount per share equal to accumulated but unpaid dividends. The holder of record of shares of Designated Preferred Stock will be entitled to receive a preference to any distribution of any assets of the Company to the holders of the common stock or any other series of Preferred Stock. If the Company's assets are insufficient to permit payment of the full preferential amounts then the entire assets of the Company will be distributed ratably among the holders of Designated Preferred Stock.

    Upon the affirmative vote of fifty-one percent (51%) of the holders of record of the outstanding shares of Designated Preferred Stock, voting as a class, all outstanding shares of Designated Preferred Stock will be deemed automatically converted into such number of fully paid and nonassessable shares of Common Stock of the Company equal to the number of shares of Designated Preferred Stock multiplied by the "Conversion Price" in effect at that date. Initially the Conversion Price will be the Original Issue Price (as defined) and may be adjusted as provided by the "Restated Articles of Incorporation of the

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7) STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
Company." Additionally, all shares of Designated Preferred Stock will automatically convert upon the consummation of a firm commitment underwritten public offering of the securities of the Company pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933. This automatic conversion will take place if the aggregate proceeds are not less than $5,000,000 and the per share sales price to the public is not less than four dollars ($4.00). Subsequent to year end all of the issued and outstanding shares of Preferred Stock were converted into Common Stock.

    COMMON STOCK

    During 1994, the Company issued 4,240 shares of Common Stock for cash consideration of $152,500. Dividends are payable when, and if, declared by the board of Directors only after payment of any unpaid dividends to holders of Preferred Stock.

    Subsequent to December 31, 1996 all 1,820 outstanding shares of Preferred Stock have been converted into 8,626 shares of Common Stock (prior to the contemplated stock split, note 9). The following table presents the Company's pro forma unaudited stockholders' deficiency as of December 31, 1996 assuming the 12,866 shares of Common Stock then outstanding, after the conversion of the Preferred Stock, are converted into 2,222,390 shares of Common Stock pursuant to a stock split (note 9), 632,390 shares of Common Stock subsequent to the stock split are contributed to the Company by certain stockholders (note 9), and the issuance of an additional 60,000 shares of Common Stock to the Company's counsel.

                                                                            DECEMBER 31, 1996
                                                                            ------------------
PRO FORMA STOCKHOLDERS' EQUITY (DEFICIENCY):
Preferred stock, $.01 par value. Authorized 10,000 shares; no issued and
  outstanding shares......................................................          --
Common stock, $.01 par value. Authorized 25,000,000 shares; issued and
  outstanding 1,650,000 shares............................................           16,500
Additional paid-in capital................................................        1,389,987
Accumulated Deficit during the development stage..........................       (1,606,542)
                                                                                 ----------
    Net stockholders' deficiency..........................................         (200,055)
                                                                                 ----------
                                                                                 ----------

(8) INCOME TAXES

    Through May 12, 1995, the Company was a subchapter "S" corporation, and as such, incurred no federal corporate income taxes, and losses incurred through that date were reported by individual stockholders on their personal tax returns to the extent allowed by the Federal Tax Code. From May 13, 1995, through December 31, 1996, the Company had no income and therefore made no provision for federal and state income taxes other than the required California state minimum tax of $800.

    At December 31, 1996, the Company had approximately $1,250,000 of net operating loss carryforwards for federal and state tax reporting purposes available to offset future taxable income, if any; such carryforwards expire in 2010 (federal) and 2002 (state), respectively. Deferred tax assets and liabilities principally relate to net operating loss carryforwards and aggregate approximately $540,000 before valuation allowance. In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income

                                  PC411, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) INCOME TAXES (CONTINUED)
during periods in which those temporary differences become deductible. As of December 31, 1996, the Company has provided a full valuation allowance against net deferred tax assets due to the Company's uncertainty of future taxable income against which the deferred tax asset may be utilized. Accordingly, no deferred tax asset has been recorded in the accompanying balance sheet.

    Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be limited in certain circumstances. Events which may cause such limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. The Company anticipates that a 50% change of ownership will have occurred as a result of the conversion of the preferred stock, the stock split and the consummation of the initial public offering.

(9) SUBSEQUENT EVENTS

    INITIAL PUBLIC OFFERING

    On January 29, 1997, the Board of Directors authorized the Company to proceed with an initial public offering of 1,150,000 Units, each Unit consisting of one share of Common Stock and one Redeemable Class A Warrant to purchase a share of Common Stock. In addition, in January 1997, all of the then outstanding shares of Preferred Stock were converted into 8,626 shares of Common Stock. Immediately prior to the consummation of the Offering the then outstanding 12,866 shares of Common Stock will be converted into 2,222,390 shares of Common Stock pursuant to a 172.7336 for 1 stock split. Certain stockholders have committed to contributing 632,390 shares to the Company immediately thereafter resulting in 1,590,000 shares outstanding. In addition, the Company will issue an additional 60,000 shares to its legal counsel in connection with services rendered for the initial public offering. Pro forma share and per share information has been shown in the accompanying financial statements to reflect the effect of the anticipated conversion of Preferred Stock into Common Stock, Common Stock split and the 80,800 shares of Common Stock equivalents as a result of stock options granted to certain employees of the Company to acquire 404,000 common shares at an exercise price of $4.00 per share.

    STOCK OPTION PLANS

    Subsequent to December 31, 1996, but prior to the public offering the Company's Board of Directors authorized the grant of 404,000 stock options (after giving effect to the stock split described above) at an exercise price of $4.00 under the PC411 Inc. 1997 Senior Executive Stock Option Plan (the Plan). One third of such options will vest upon the completion of the contemplated initial public offering and one third will vest at the end of each of the first and second years thereafter. When granted, the Company determined the fair market value of each of the Company's shares to be $4.00, post-stock split; accordingly, no compensation expense will be recognized for these options. In addition, subsequent to December 31, 1996 the Company has agreed to grant 1,727 options (after giving effect to the stock split described above) to an independent consultant, exerciseable at $5.00 per share.

    The Company plans to adopt the Plan prior to the contemplated initial public offering. The purpose of the Plan is to align the interests of executives, other key employees and nonemployee directors of the Company with those of the Company, to afford an incentive to such officers, employees and directors to continue as such, to increase their efforts on behalf of the Company and to promote the success of the Company's business. The Plan will supersede the outstanding 1994 Long-Term Incentive and Share Award Plan, and all outstanding options issued under such plan will be terminated. The Plan reserves 750,000 shares of common stock for grant.

    In January 1997, the Company granted New Valley options to acquire 500,000 shares of common stock at $5.25 per share.

[THIS PAGE CONTAINS TWO SEPARATE COMPUTER SCREEN SHOTS DEPICTING THE PC411 SERVICE PRESENTED THROUGH A NETSCAPE BROWSER. ONE SCREEN SHOWS THE SEARCH FROM WHERE USERS SPECIFY THE INFORMATION FOR WHICH THEY ARE LOOKING AND ANOTHER SCREEN IS SHOWING THE RESULTS OF A SEARCH.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY ISNFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT. IN ADDITION, THE RIGHT IS RESERVED BY THE COMPANY TO CANCEL ANY CONFIRMATION OF SALE PRIOR TO THE RELEASE OF FUNDS, IF, IN THE OPINION OF THE COMPANY, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., WASHINGTON, D.C. 20006.
                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   22
Capitalization............................................................   24
Dilution..................................................................   25
Dividend Policy...........................................................   25
Selected Financial Data...................................................   26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   28
Business..................................................................   33
Management................................................................   43
Principal Stockholders....................................................   47
Certain Transactions......................................................   48
Description of Securities.................................................   49
Shares Eligible for Future Sale...........................................   52
Underwriting..............................................................   53
Legal Matters.............................................................   56
Experts...................................................................   56
Additional Information....................................................   57
Index to Financial Statements.............................................  F-1


                            ------------------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
BROKER-DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS, AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,150,000 UNITS
                            EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                      AND ONE REDEEMABLE CLASS A WARRANTS

                                     [LOGO]

                                      INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                           BILTMORE SECURITIES, INC.
                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

    The Company's certificate of incorporation provides as follows:


    "NINTH: To the fullest extent permitted by the Delaware General Corporation Law, no director of the corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing in this article will eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the derived an improper personal benefit. In the event the Delaware General Corporation Law is amended after the date hereof so as to authorize corporate action further eliminating or limiting the liability of directors of the Corporation, the liability of the directors will thereupon be eliminated or limited to the maximum extent permitted by the Delaware General Corporation Law, as so amended from time to time.


    TENTH: (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrator; provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify and such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    (b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Nether the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (c) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusively of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholder or disinterested directors or otherwise.

    (d) INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

    Reference is made to the form of the Underwriting Agreement, filed as
Exhibit 1.1 hereto, which contains provisions for indemnification of the Company, its directors, officers, and any controlling persons, by the Underwriter against certain liabilities for information furnished by the Underwriter.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Expenses in connection with the issuance and distribution of the Securities registered hereunder other than underwriting commissions and expenses, are estimated below.

Registration fee...............................................  $ 7,300.00
NASD fee.......................................................    3,200.00
NASDAQ Listing fee.............................................   12,000.00
Printing expenses..............................................  100,000.00
Accounting fees and expenses...................................  100,000.00
Legal fees and expenses........................................  175,000.00
State securities law fees and expenses.........................   50,000.00
Transfer agent and registrar fees and expenses.................    2,500.00
Miscellaneous..................................................   50,000.00
                                                                 ----------
Total..........................................................  $500,000.00
                                                                 ----------
                                                                 ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


    During the past three years the Registrant has issued the following unregistered securities:

    1. Shares issued to Christopher C. Hansen:

        (a) In January 1994, the Company issued 10 shares of Common Stock at a price of $100 per share.

        (b) In May 1994, the Company issued 3,490 shares of Common Stock at a price of $14.33 per share.

        (c) In December 1994, the Company issued 210 shares of Common Stock at a price of $125 per share.

    2. Shares issued to Matthew E. Stasior:

        (a) In June 1994, the Company issued 500 shares of Common Stock at a price of $125 per share.

        (b) In December 1994, the Company issued 30 shares of Common Stock at a price of $125 per share.

    3. Shares issued to Direct Assist Holding Inc.:

        (a) In May 1995, the Company issued 1,820 shares of its Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") to Direct Assist Holding Inc. at a price of $550 per share.

        (b) Effective June 1996 the Company and DAH agreed to modify the terms of the Preferred Stock by increasing the conversion ratio from 1 to 1 to
    4.7395 to 1. On January 29, 1997, the Company issued 8,626 shares of Common Stock to DAH in exchange for the 1,820 shares of Preferred Stock then held by DAH.

    4. Prior to the date of this Prospectus, the 12,866 shares of Common Stock then outstanding will be split 172.7336 for 1. In connection with such stock split The Conrad Corporation (as successor to the interests of Christopher C. Hansen) and Matthew E. Stasior will contribute 632,390 shares to the Company.

    5. Immediately prior to the date of this Prospectus, the Company will issue 60,000 Shares of Common Stock to Morse, Zelnick, Rose & Lander, LLP.

    6. Immediately prior to the date of this Prospectus, the Company will sell 1,000,000 Class A Redeemable Warrants to New Valley Corporation at a price of $0.25 per warrant, or $250,000 in the aggregate, in satisfaction of $250,000 of short-term indebtedness. Each warrant will entitle New Valley Corporation to purchase one share of Common Stock at a purchase equal to 120% of the initial public offering price per Share

    The transactions described above did not involve public offerings of the Registrant's securities and were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder and, with respect to the conversion of the Preferred Stock, Section 3(a)(9) of the Securities Act. In each instance the Company was also relying on the sophistication of the particular investor. All of the shares issued in the above transactions have appropriate restrictive legends and are subject to "stop transfer" instructions.

ITEM 27. EXHIBITS

    (a) EXHIBITS:


  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement (2)

       2.1   Form of Amendment to Restated Certificate of Incorporation Authorizing Stock Split

       3.1   Form of Restated Certificate of Incorporation of the Company

       3.2   Form of By-Laws of the Company

       4.1   Specimen Stock Certificate (2)

       4.2   Specimen Class A Redeemable Warrant (2)

       4.3   Form of Underwriter's Option (2)

       4.4   Form of Warrant Agreement (2)

       5.1   Opinion of Morse, Zelnick, Rose & Lander, LLP (2)

      10.1   Form of 1997 Stock Option Plan (2)

      10.2   Form of Employment Agreement between the Company and Dean R. Eaker (2)

      10.3   Form of Employment Agreement between the Company and Edward A. Fleiss (2)

      10.4   Agreement of Lease between Trizec Properties, Inc. and the Company (2)

      10.5   Form of Agreement with DeltaNet (2)

      10.6   PC411 Distribution Agreement between the Company and Hewlett-Packard (2)

      10.7   Distribution Agreement between the Company and U.S. Robotics (2)

      10.8   License Agreement between the Company and International Business Machines
             Corporation (2)

      10.9   License Agreement with Sony Corporation of America (2)

     10.10   License Agreement with Pro CD, Inc. (2)

     10.11   Form of Software License Agreement (2)

     10.12   Form of PC411, Inc. New Valley Corporation Stock Option Plan and Agreement (2)

      23.1   Consent of KPMG Peat Marwick LLP (2)

      23.2   Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1) (2)

       24.   Power of Attorney (included in signature page) (2)

      99.1   Consent of Director--Nominee (2)


------------------------

(1) To be filed by amendment.

(2) Previously filed.

ITEM 28. CERTAIN UNDERTAKINGS

    A. The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.


    (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.



    (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.



    (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to Registration Statement No. 333-21545 to be signed on its behalf by the undersigned, in the City of Inglewood, State of California on May 9, 1997.


                                PC411, INC.

                                By:              /S/ DEAN R. EAKER
                                     -----------------------------------------
                                                   Dean R. Eaker
                                                PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement No. 333-21545 has been signed on May 9, 1997 by the following persons in the capacities indicated and each of the undersigned persons, in any capacity, hereby severally constitutes Dean R. Eaker and Joel J. Goldschmidt, and each of them singularly, his true and lawful attorney with full power to them and each of them to sign for him and in his name and in the capacity indicated below, this Registration Statement and any and all amendments thereto.


          SIGNATURE                        TITLE
------------------------------  ---------------------------

      /s/ DEAN R. EAKER         President, Chief Executive
------------------------------    Officer and Director
        Dean R. Eaker

                                Vice President, Chief
     /s/ ROBERT LUNDGREN          Financial Officer,
------------------------------    Secretary, Treasurer and
       Robert Lundgren            Director

    /s/ RICHARD J. LAMPEN       Director
------------------------------
      Richard J. Lampen